UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
Check the appropriate box:
☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement
AMERICAN SKIING COMPANY
(Name of Registrant As Specified In Its Charter)
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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

AMERICAN SKIING COMPANY
P.O. BOX 4552
PARK CITY, UT 84060

DEFINITIVE INFORMATION STATEMENT

July 2, 2007

To Our Stockholders:

We are furnishing this Information Statement to the holders of the Common Stock, the Class A Common Stock, the Series B Preferred Stock, the Series C-1 Convertible Participating Preferred Stock (the “Series C-1 Preferred Stock”) and the Series C-2 Preferred Stock (the “Series C-2 Preferred Stock” and, together with the Series C-1 Preferred Stock, the “Series C Preferred Stock”) of American Skiing Company, a Delaware corporation (the “Company,” “we,” “our,” “us”), in connection with stockholder approval of (i) the sale of the stock of certain subsidiaries of the Company that constitute the Sunday River ski resort (“Sunday River”) and the Sugarloaf/USA ski resort (“Sugarloaf”) to Boyne USA, Inc. (“Boyne”) pursuant to a purchase agreement, dated June 4, 2007 (the “Purchase Agreement”), for $77.0 million, subject to certain adjustments (including reimbursement of the Company for certain pre-closing capital expenditures) and the assumption of approximately $2 million of debt and other liabilities relating to Sunday River and Sugarloaf (the “Sunday River/Sugarloaf Sale”) and (ii) the adoption of a plan providing for the complete dissolution and liquidation of the Company in the form attached as Annex A to this Information Statement (the “plan of dissolution”). A copy of the Purchase Agreement was included with our Form 10-Q filed with the Securities and Exchange Commission on June 13, 2007. Please see “WHERE TO OBTAIN MORE INFORMATION” for information on how to obtain a copy of the Purchase Agreement.

Under the plan of dissolution, the Company will take the following actions at such time as the board of directors, in its absolute discretion, deems necessary, appropriate or advisable:

•	file a certificate of dissolution with the Secretary of State of the State of Delaware;

•	cease conducting normal business operations, except as may be required to sell its assets and wind up its business affairs;

•	take all actions required or permitted under the dissolution procedures of Section 281(b) of the General Corporation Law of Delaware (the “DGCL”);

•	pay or make reasonable provision for payment of its liabilities and obligations, including setting aside a contingency reserve, consisting of cash or other assets that the Company believes to be adequate for payment of its known liabilities, as well as claims that are unknown or have not yet arisen but that, based on facts known to the Company, are likely to arise or become known to the Company within ten years after the date of its dissolution; and

•	negotiate and consummate the sale of, or distribute to stockholders, all of the assets and properties of the Company, and distribute all remaining properties, assets and funds to its stockholders or to liquidating trusts pursuant to the plan of dissolution and the DGCL within three years of the date on which the plan of dissolution shall have been approved by the holders of our capital stock.

Our board of directors approved the Sunday River/Sugarloaf Sale and adopted the plan of dissolution following the recent sales by the Company to third parties of its Steamboat, Killington, Pico, Mount Snow and Attitash ski areas, which, in the aggregate, constituted substantially all of its assets under Delaware law, and the repayment of substantially all of its indebtedness with proceeds from these previously completed sales, and upon the board of directors’ determination that the Sunday River/Sugarloaf Sale and the complete dissolution and liquidation of the Company was the strategic alternative most likely to enable it to maximize stockholder value.

In reaching its conclusion to approve the Sunday River/Sugarloaf Sale and the plan of dissolution, the Company’s board of directors considered the Company’s current condition and future prospects, including its financial condition, results of operations, anticipated capital expenditures and capital structure, the value of the Company’s remaining assets and its remaining claims and obligations, the terms of the Series C Preferred Stock, which had a liquidation preference of approximately $404.3 million as of May 31, 2007 and which the Company is required to redeem on July 31, 2007 to the extent that it has legally available funds, and other strategic alternatives for the Company, including the risks associated with these alternatives. The board of directors also reviewed management’s report that the Company’s available cash and the value of its remaining assets will not be sufficient to pay in full the liquidation preference of all of the outstanding Series C Preferred Stock and management’s report as to the strategic alternatives available with respect to the Company’s resort assets. After considering these factors and alternatives, the board of directors determined that the Sunday River/Sugarloaf Sale and the plan of dissolution, including the sale or distribution of all or substantially all of the Company’s remaining assets in connection therewith, was advisable, expedient and in the best interests of the Company, its stockholders and creditors and that the Company should proceed with the Sunday River/Sugarloaf Sale and the plan of dissolution. On June 3, 2007, the board of directors approved the Sunday River/Sugarloaf Sale and on June 20, 2007, the board of directors approved the plan of dissolution.

Pursuant to the plan of dissolution, the Company will be liquidated as follows: after payment or provision for all the known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company), payment or distributions will be made to the holders of our Series C Preferred Stock in satisfaction of the liquidation preference of the Series C Preferred Stock before any payments or distributions are made to the holders of Common Stock and Class A Common Stock. Upon liquidation, the holders of our Series C-1 Preferred Stock will be entitled to the greater of (i) the liquidation preference of the Series C-1 Preferred Stock and (ii) the amount that would be received in liquidation following conversion of the Series C-1 Preferred Stock into Common Stock. Upon liquidation, the holders of our Series C-2 Preferred Stock will be entitled to the liquidation preference of the Series C-2 Preferred Stock.

Following dissolution, the Company will cease conducting normal business operations, except as may be required to wind up its business affairs and to proceed with the dissolution and liquidation. We will continue our corporate existence solely for the purpose of engaging in activities appropriate for or consistent with the winding up and liquidation of our business and affairs and preserving the value of our remaining assets until they are sold or distributed to stockholders in the liquidation. Following dissolution, the Company will not be authorized to engage in any business activities other than those related to the winding-up of its affairs and preserving the value of its remaining assets as described above, thus limiting its exposure for business activities unrelated to the liquidation of its assets and the winding-up of its business. Our subsidiaries will continue their corporate existence and will continue to operate their assets in accordance with past practice until we sell them or distribute them to stockholders. We also intend to continue honoring all of our existing contractual commitments and will maintain adequate capitalization of our subsidiaries through the proceeds available to us from the resort sales which we have already completed until we sell them or distribute them to stockholders. We will continue to actively prosecute and defend all material litigation matters affecting the Company and its subsidiaries.

Holders of our Common Stock and Class A Common Stock are not expected to receive any payment or distribution with respect to their shares pursuant to our plan of dissolution after we make payments to our creditors and the holders of our Series C Preferred Stock.

In the event distributions have not occurred prior to the date that is three years after the date of approval of this plan of dissolution by our stockholders, our remaining assets (other than certain stock or ownership interests in subsidiaries and certain ski resort assets which shall be distributed to stockholders) will be transferred to one or more liquidating trusts.

The Sunday River/Sugarloaf Sale may be deemed to constitute a sale of substantially all of our assets under the DGCL, which requires the approval of our stockholders. The plan of dissolution also requires the approval of our stockholders. The holders of our Series C-1 Preferred Stock, the shares of which represented approximately 66.6% of the voting power of our outstanding capital stock as of June 6, 2007, the record date for approval of the Sunday River/Sugarloaf Sale and the plan of dissolution (the “Record Date”), have executed a written consent in favor of the actions described above and have delivered it to the Company. No further vote or consent of any other stockholder of the Company is necessary to approve the Sunday River/Sugarloaf Sale and the plan of dissolution. We anticipate that the closing of the Sunday River/Sugarloaf Sale will take place as soon as practicable after satisfaction of each of the conditions to close set forth in the Purchase Agreement but in any event, no earlier than 20 days after the mailing of this Information Statement to stockholders. See “THE SUNDAY RIVER/SUGARLOAF SALE — MATERIAL TERMS OF THE PURCHASE AGREEMENT — Conditions to Closing” for more information about other conditions to the closing of the Sunday River/Sugarloaf Sale. Similarly, we may first take corporate action with respect to the plan of dissolution in accordance with the stockholder approval by filing a certificate of dissolution with the Secretary of State of the State of Delaware not less than 20 days after the mailing of this Information Statement to stockholders.

See “THE SUNDAY RIVER/SUGARLOAF SALE” for more information about other conditions to the closing of the Sunday River/Sugarloaf Sale.

You are urged to review carefully this Information Statement to consider how the matters discussed will affect you.

You should carefully consider the “Risk Factors” section beginning on page 9 of this Information Statement. Certain statements included in this Information Statement constitute “forward-looking statements.” See “Cautionary Statement Regarding Forward-Looking Statements.”

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

Because the written consent of the stockholders entitled to cast a majority of the votes required to approve the Sunday River/Sugarloaf Sale and the plan of dissolution pursuant to the DGCL and our Certificate of Incorporation and Amended and Restated Bylaws has already been received by the Company, we are not asking for a proxy and you are not requested to send one. The accompanying Information Statement is for information purposes only and explains the Sunday River/Sugarloaf Sale and the plan of dissolution. A copy of the Purchase Agreement was included with our Form 10-Q filed with the Securities and Exchange Commission on June 13, 2007. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain copies of the Purchase Agreement.

You do not have appraisal or dissenters’ rights under Delaware law, our Certificate of Incorporation or Amended and Restated Bylaws. Please note that only stockholders of record at the Record Date will be entitled to receive the Information Statement.

We appreciate your interest in American Skiing Company.

Sincerely,

/s/  WILLIAM J. FAIR
William J. Fair
President and Chief Executive Officer

This Information Statement is intended to first be mailed to stockholders on or about July 3, 2007. This Information Statement is furnished for informational purposes only.

AMERICAN SKIING COMPANY
P.O. BOX 4552
PARK CITY, UT 84060

Notice of Stockholder Action By Written Consent
July 2, 2007

NOTICE IS HEREBY GIVEN that the actions to be effective at least twenty (20) days after the mailing of this Information Statement to stockholders are (i) the sale of the stock of certain subsidiaries of American Skiing Company (the “Company”) that constitute the Sunday River ski resort (“Sunday River”) and the Sugarloaf/USA ski resort (“Sugarloaf”) to Boyne USA, Inc. (“Boyne”) pursuant to a purchase agreement, dated June 4, 2007 (the “Purchase Agreement”), for cash consideration of $77.0 million, subject to certain adjustments (including reimbursement of the Company for certain pre-closing capital expenditures) and the assumption of approximately $2 million of debt (the “Sunday River/Sugarloaf Sale”) and (ii) the adoption of a plan set forth in Annex A hereto providing for the complete dissolution and liquidation (the “plan of dissolution”) of the Company.

Pursuant to the plan of dissolution, the Company will take the following actions at such time as the board of directors, in its absolute discretion, and deems necessary, appropriate or advisable:

•	file a certificate of dissolution with the Secretary of State of the State of Delaware;

•	cease conducting normal business operations, except as may be required to sell its assets and wind up its business affairs;

•	take all actions required or permitted under the dissolution procedures of Section 281(b) of the General Corporation Law of Delaware (the “DGCL”);

•	pay or make reasonable provision for payment of its liabilities and obligations, including setting aside a contingency reserve, consisting of cash or other assets that the Company believes to be adequate for payment of its known liabilities, as well as claims that are unknown or have not yet arisen but that, based on facts known to the Company, are likely to arise or become known to the Company within ten years after the date of its dissolution; and

•	negotiate and consummate the sale of all of, or distribute to stockholders, the assets and properties of the Company, and distribute all remaining properties, assets and funds to its stockholders or to liquidating trusts pursuant to the plan of dissolution and the DGCL within three years of the Consent Date (as defined below).

Holders of our Common Stock, par value $0.01 per share (the “Common Stock”), and Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), are not expected to receive any payment or distribution with respect to their shares pursuant to our plan of dissolution after we make payments to our creditors and the holders of our Series C-1 Convertible Participating Preferred Stock (the “Series C-1 Preferred Stock”) and Series C-2 Preferred Stock (the “Series C-2 Preferred Stock” and, together with the Series C-1 Preferred Stock, the “Series C Preferred Stock”).

The Sunday River/Sugarloaf Sale may be deemed to constitute a sale of substantially all of our assets under Delaware law, which requires the approval of our stockholders. The plan of dissolution also requires the approval of our stockholders. In order to approve the Sunday River/Sugarloaf Sale and the plan of dissolution, the affirmative vote of a majority of all outstanding shares of our capital stock entitled to vote, voting as a single class, is required. As of the close of business on June 6, 2007, the record date for approval of the Sunday River/Sugarloaf Sale and the plan of dissolution (the “Record Date”), there were issued and outstanding 16,997,813 shares of Common Stock, which shares are entitled to one vote per share; 14,760,530 shares of Class A Common Stock, which shares are entitled to one vote per share; and 40,000 shares of Series C-1 Preferred Stock, which shares are entitled to approximately 1,582 votes per share. In addition, there were issued and outstanding 150,000 shares of Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”) and 139,453 shares of Series C-2 Preferred Stock, none of which are entitled to vote on the matters described herein. The holders of our Series C-1 Preferred Stock, the shares of which represented approximately 66.6% of the voting power of our outstanding capital stock as of the Record

Date, have executed a written consent in favor of the actions described above and have delivered it to the Company on June 20, 2007 (the “Consent Date”). Therefore, no other consents will be solicited in connection with this Information Statement.

In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, the actions will be effective no earlier than twenty (20) days after the mailing of this Information Statement to stockholders.

This Information Statement is furnished by the Company in accordance with the requirements of Regulation 14C promulgated under the Securities Exchange Act of 1934 in connection with the actions approved by written consent, delivered to the Company on the Consent Date, of the stockholders of the Company entitled to cast a majority of the votes required to approve the Sunday River/Sugarloaf Sale and the plan of dissolution pursuant to the DGCL and our Certificate of Incorporation and Amended and Restated Bylaws. Stockholders of record at the Record Date are entitled to notice of the actions approved by written consent by the holders of the Company’s Series C-1 Preferred Stock.

This Information Statement will serve as written notice to stockholders pursuant to Section 228(e) of the DGCL.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this Information Statement constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Portions of this Information Statement and other materials filed with the Securities and Exchange Commission (the “SEC”) contain statements that are forward-looking. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “anticipate”, “assume”, “believe”, “expect”, “intend”, “plan”, and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks, uncertainties and other important factors that could cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, those discussed in this Information Statement under the heading “RISK FACTORS” and “BUSINESS OF AMERICAN SKIING COMPANY” and include statements relating to our liabilities, sales of our assets, distributions to stockholders and our ability to consummate the Sunday River/Sugarloaf Sale. Neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this document are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act. We do not have a duty to update any of the forward-looking statements to reflect subsequent events or circumstances.

ii

SUMMARY TERM SHEET

This summary term sheet is intended to give you a summary description of the material aspects of the Sunday River/Sugarloaf Sale and the plan of dissolution of the Company described in this Information Statement and attached as Annex A hereto. This summary term sheet is qualified in its entirety by the more detailed information contained elsewhere in this Information Statement, in the Purchase Agreement and in the attached Annex A. You should review this Information Statement, the Purchase Agreement and the attached Annex A to gain a more complete understanding of these transactions.

Sunday River/Sugarloaf Sale (See Page 11)

On June 4, 2007, the Company and its subsidiaries S-K-I Ltd (“SKI”), Sunday River Skiway Corporation (“SRSC”) and Sugarloaf Mountain Corporation (“SMC”) entered into the Purchase Agreement with Boyne pursuant to which the Company agreed to sell, and Boyne agreed to purchase, Sunday River and Sugarloaf. The purchase price to be paid for by Boyne in the transaction is $77.0 million in cash and the assumption of approximately $2.0 million of debt and other liabilities. The purchase price is subject to certain customary adjustments, including reimbursement of the Company for certain pre-closing capital expenditures of SRSC and SMC, as set forth in the Purchase Agreement. The Company obtained stockholder approval of the Sunday River/Sugarloaf Sale on June 20, 2007 by the written consent of the holders of a majority of the voting power of the Company’s outstanding capital stock in accordance with the requirements of Delaware law and the Company’s Certificate of Incorporation and Amended and Restated Bylaws.

The Sunday River/Sugarloaf Sale may be deemed to constitute a sale of substantially all of our assets under Delaware law, which would require the approval of our stockholders. To understand fully the Sunday River/Sugarloaf Sale, you should read this Information Statement completely. The Purchase Agreement constitutes the legal document that governs the Sunday River/Sugarloaf Sale. For a more complete description of the terms of the Purchase Agreement and the details of the transaction with Boyne, please see “THE SUNDAY RIVER/SUGARLOAF SALE — MATERIAL TERMS OF THE PURCHASE AGREEMENT” in this Information Statement and the Purchase Agreement itself, which is included with our Form 10-Q filed with the SEC on June 13, 2007. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain copies of the Purchase Agreement.

Material Terms of the Sunday River/Sugarloaf Purchase Agreement (See Page 16)

On June 4, 2007, the Company, SRSC, SMC, SKI and Boyne entered into the Purchase Agreement pursuant to which we agreed to sell Sunday River and Sugarloaf to Boyne in exchange for cash consideration of $77.0 million, subject to certain adjustments, and the assumption of approximately $2 million of indebtedness and other liabilities relating to Sunday River and Sugarloaf.

The Purchase Agreement sets forth the various rights and obligations of the Company, SRSC, SMC, SKI and Boyne. The Purchase Agreement also contains various representations and warranties by the Company, SRSC, SMC, SKI and Boyne and other covenants and agreements including, among others, covenants and agreements concerning the conduct of the business of the Company, SKI, SRSC, SMC, Sunday River Ltd. (“SRL”) and Blunder Bay Development, Inc. (“BBD”) prior to the consummation of the Sunday River/Sugarloaf Sale; the agreement of the Company, SKI and their subsidiaries not to solicit any individual that is employed at such time by SRSC, SMC, SRL, BBD or any of their subsidiaries for 12 months following the closing; the agreement of the Company and SKI not to solicit other purchasers pending closing; and agreements concerning confidentiality. Also, the Purchase Agreement contains certain conditions to closing, including obtaining regulatory approvals and the absence of any material adverse change affecting the operations, assets and liabilities of Sunday River or Sugarloaf, subject to certain exceptions. The Purchase Agreement also contains indemnification obligations from the Company in favor of Boyne with regard to the representations and warranties made by the Company, SRSC, SMC and SKI in the Purchase Agreement, and calls for the deposit into an escrow account of $2,000,000 of the purchase price to secure such indemnification obligations. The escrow account is to remain in place for one year following the closing.

Use of Proceeds from the Sunday River/Sugarloaf Sale

We expect to receive aggregate cash consideration of approximately $77.0 million, subject to a final post-closing adjustment and before giving effect to the payment of transaction-related fees and expenses of approximately $1.9 million, from the Sunday River/Sugarloaf Sale. We expect to use such proceeds for working capital purposes as the board of directors may otherwise determine.

Plan of Dissolution (See page 11)

On June 20, 2007, the Company’s board of directors unanimously approved the plan of dissolution for the Company as the appropriate means for carrying out the complete dissolution and liquidation of the Company and determined that, as part of the plan of dissolution, it is deemed expedient and in the best interests of the Company to sell all or substantially all of the Company’s remaining property and assets in order to facilitate liquidation and distribution to the Company’s creditors and stockholders, as appropriate. The Company obtained stockholder approval of the plan of dissolution, including those provisions authorizing the board of directors to sell all or substantially all of the Company’s assets in connection therewith, on June 20, 2007 by the written consent of the holders of a majority of the voting power of the Company’s outstanding capital stock in accordance with the requirements of Delaware law and the Company’s Certificate of Incorporation and Amended and Restated Bylaws. Under the plan of dissolution, the Company will take the following actions at such times as the board of directors, in its absolute discretion, deems necessary, appropriate or advisable:

•	file a certificate of dissolution with the Secretary of State of the State of Delaware;

•	cease conducting normal business operations, except as may be required to sell its assets and wind up its business affairs;

•	take all actions required or permitted under the dissolution procedures of Section 281(b) of the DGCL;

•	pay or make reasonable provision for payment of its liabilities and obligations, including setting aside a contingency reserve, consisting of cash or other assets that the Company believes to be adequate for payment of its known liabilities, as well as claims that are unknown or have not yet arisen but that, based on facts known to the Company, are likely to arise or become known to the Company within ten years after the date of its dissolution; and

•	negotiate and consummate the sale of, or distribute to stockholders, all of the assets and properties of the Company, and distribute all remaining properties, assets and funds to its stockholders or to liquidating trusts pursuant to the plan of dissolution and the DGCL within three years of the Consent Date.

Pursuant to the plan of dissolution, the Company will be liquidated as follows: after payment or provision for all the known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company), payment or distributions will be made to the holders of our Series C Preferred Stock in satisfaction of the liquidation preference of the Series C Preferred Stock before any payments or distributions are made to the holders of Common Stock and Class A Common Stock. Upon liquidation, the holders of our Series C-1 Preferred Stock will be entitled to the greater of (i) the liquidation preference of the Series C-1 Preferred Stock and (ii) the amount that would be received in liquidation following conversion of the Series C-1 Preferred Stock into Common Stock. Upon liquidation, the holders of our Series C-2 Preferred Stock will be entitled to the liquidation preference of the Series C-2 Preferred Stock. Holders of our Common Stock and Class A Common Stock are not expected to receive any payment or distribution with respect to their shares pursuant to our plan of dissolution after we make payments to our creditors and the holders of our Series C Preferred Stock. In the event distributions have not occurred prior to the date that is three years after the Consent Date, our remaining assets (other than certain stock or ownership interests in subsidiaries and certain ski resort assets which shall be distributed to stockholders) will be transferred to one or more liquidating trusts for the benefit of our stockholders.

If and to the extent deemed necessary, appropriate or desirable by our board of directors in its absolute discretion, we may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company and other obligations of the Company (a “Contingency Reserve”), including, without limitations, (i) tax obligations, (ii) all expenses of the sale of our property and assets, (iii) the salary, fees and expenses of members of our board of directors, management and employees, (iv) expenses for the collection and defense of our property and assets, (v) legal fees and expenses and other brokerage fees, agency and other fees of professionals retained to provide services to us, and indemnification of our officers, directors and employees and (vi) all other expenses related to our dissolution and liquidation and the winding-up of our affairs.

Following dissolution, the Company will cease conducting normal business operations, except as may be required to wind up its business affairs and to proceed with the dissolution and liquidation. We will continue our corporate existence solely for the purpose of engaging in activities appropriate for or consistent with the winding up and liquidation of our business and affairs and preserving the value of our remaining assets until they are sold or distributed to stockholders in the liquidation. Following dissolution, the Company will not be authorized to engage in any business activities other than those related to the winding-up of its affairs and preserving the value of its remaining assets as described above, thus limiting its exposure for business activities unrelated to the liquidation of its assets and the winding-up of its business. Our subsidiaries will continue their corporate existence and will continue to operate their assets in accordance with past practice until we sell them or distribute them to stockholders. We also intend to continue honoring all of our existing contractual commitments and will maintain adequate capitalization of our subsidiaries through the proceeds available to us from the resort sales which we have already completed until we sell them or distribute them to stockholders. We will continue to actively prosecute and defend all material litigation matters affecting the Company and its subsidiaries.

Dissolution Process (See Page 24)

The plan of dissolution provides that our board of directors shall take all actions required or permitted under the dissolution procedures of Section 281(b) of the DGCL. These procedures require, among other things, the Company to:

•	pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Company;

•	make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of any pending action, suit or proceeding to which the Company is a party; and

•	make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on the facts known to the Company, are likely to arise or to become known within ten years after the date of dissolution.

Notwithstanding these provisions, the plan of dissolution also provides that our board of directors may proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Sections 280 and 281(a) thereof. Although we currently intend to follow the dissolution procedures of Section 281(b) of the DGCL, the board of directors may, at its option, instruct our officers to follow the procedures set forth in Sections 280 and 281(a) of the DGCL instead of those set forth in Section 281(b) of the DGCL. If the board of directors should so instruct our officers, they would, in accordance with Sections 280 and 281(a) of the DGCL, publish and deliver notice of dissolution to potential claimants, settle claims and post security as ordered by the Delaware Court of Chancery.

The adoption of the plan of dissolution by the stockholders of the Company constitutes full and complete authority for the board of directors and the officers of the Company, without further stockholder action, to do and perform any and all acts, and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the board of directors or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver all of the remaining assets and properties of the Company; (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL; and (iv) to distribute any properties and assets of the Company and all remaining funds pro rata to the Company’s stockholders and in accordance with the liquidation preferences of the Company’s then outstanding shares of capital stock. If and to the extent deemed necessary, appropriate or desirable by our board of directors in its absolute discretion, we may establish and set aside a reasonable amount of cash and/or property in the Contingency Reserve to satisfy claims against the Company and other obligations of the Company.

Regulatory and Stockholder Approvals Required in Connection with the Sunday River/Sugarloaf Sale and the Plan of Dissolution (See Page 11)

The Purchase Agreement provides that the Sunday River/Sugarloaf Sale may not be consummated prior to the satisfaction or waiver of certain conditions, including compliance with the regulatory requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the Federal Communications Commission (the “FCC”).

As of the Record Date, there were issued and outstanding 16,997,813 shares of Common Stock, which shares are entitled to one vote per share; 14,760,530 shares of Class A Common Stock, which shares are entitled to one vote per share; 150,000 shares of Series B Preferred Stock; 40,000 shares of Series C-1 Preferred Stock, which shares are entitled to approximately 1,582 votes per share; and 139,453 shares of Series C-2 Preferred Stock. The only vote required to be obtained in connection with the Sunday River/Sugarloaf Sale and the plan of dissolution is that of a majority of the votes of all outstanding shares of capital stock entitled to vote. The holders of the Series B Preferred Stock and the Series C-2 Preferred Stock are not entitled to vote on the plan of dissolution or on the Sunday River/Sugarloaf Sale. Because the holders of our Series C-1 Preferred Stock, the shares of which represented 66.6% of the votes entitled to be cast as of the Record Date, have voted in favor of the Sunday River/Sugarloaf Sale and the plan of dissolution by written consent, and since they have sufficient voting power to approve such proposals through their ownership of the Series C-1 Preferred Stock, no other consents will be solicited in connection with this Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Reasons for the Sunday River/Sugarloaf Sale and the Plan of Dissolution (See Page 12)

Our board of directors approved the Sunday River/Sugarloaf Sale and adopted the plan of dissolution following the recent sales by the Company to third parties of its Steamboat, Killington, Pico, Mount Snow and Attitash ski areas, which constituted substantially all of its assets under Delaware law, and the repayment of substantially all of its indebtedness with proceeds from these sales, and upon the board of directors’ determination that the Sunday River/Sugarloaf Sale and the complete dissolution and liquidation of the Company was the strategic alternative most likely to enable it to maximize stockholder value.

In reaching its conclusion to approve the Sunday River/Sugarloaf Sale and the plan of dissolution, the Company’s board of directors considered the Company’s current condition and future prospects, including its financial condition, results of operations, anticipated capital expenditures and capital structure, the value of the Company’s remaining assets and its remaining claims and obligations, the terms of the Series C Preferred Stock, which had a liquidation preference of approximately $404.3 million as of May 31, 2007 and which the Company is required to redeem on July 31, 2007 to the extent that it has legally available funds, and other strategic alternatives for the Company, including the risks associated with these alternatives. The board of directors also reviewed management’s report that the Company’s available cash and the value of its remaining assets will not be sufficient to pay in full the liquidation preference of all of the outstanding Series C Preferred Stock and management’s report as to the strategic alternatives available with respect to the Company’s remaining resort assets. After considering these factors and alternatives, the board of directors determined that the Sunday River/Sugarloaf Sale and the plan of dissolution, including the sale or distribution of all or substantially all of the Company’s assets in connection therewith, was advisable, expedient and in the best interests of the Company, its stockholders and creditors and that the Company should proceed with the Sunday River/Sugarloaf Sale and the plan of dissolution.

Holders of our Common Stock and Class A Common Stock are not expected to receive any payment or distribution with respect to their shares pursuant to our plan of dissolution after we make payments to our creditors and the holders of our Series C Preferred Stock.

Distributions to Stockholders (See Page 26)

Our board of directors will determine, in its sole discretion and in accordance with applicable law, the timing, amount and nature of, and the record dates for, distributions, if any, that the Company will make to stockholders pursuant to the plan of dissolution.

The amount available for distribution, if any, will depend principally on the ultimate net value of our non-cash assets and the amount of existing and unknown claims and obligations against us. Because of uncertainties concerning the ultimate net value of our non-cash assets and the amount of any unknown claims and obligations we may incur, we cannot currently predict the aggregate net value of assets that may be available for distribution to stockholders.

Distributions, if any, will be made to the stockholders of record at the close of business on the date on which we file our certificate of dissolution with the Secretary of State of the State of Delaware, pro rata to stockholders of the same class in accordance with the respective number of shares then held of record by them and in accordance with the liquidation preferences of our then outstanding shares of capital stock; provided that in the opinion of our board of directors adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company).

Liquidation distributions will be made in cash or in kind, including in stock of, or ownership interests in, subsidiaries of the Company and ski resort assets.

Under our plan of dissolution, we are required to complete the distribution of all of our properties and assets to our stockholders or to liquidating trusts as soon as practicable following the filing of our certificate of dissolution with the Secretary of State of the State of Delaware and in any event on or prior to the date that is three years after the Consent Date.

We believe that we will not be able to repay in full the liquidation preference of the outstanding shares of Series C Preferred Stock because we do not believe that we will be able to generate sufficient proceeds from our operations and the sale of our remaining assets to do so. We are prohibited from making any payments or distributions to the holders of our Common Stock or Class A Common Stock as long as the liquidation preference of our shares of Series C Preferred Stock has not been paid in full. In addition, we will continue to incur claims, obligations and expenses after we file our certificate of dissolution with the Secretary of State of the State of Delaware. These claims, obligations and expenses will further reduce the amount available for distribution to stockholders. As a result, holders of our Common Stock and Class A Common Stock are not expected to receive any payment or distribution with respect to their shares pursuant to our plan of dissolution after we make payments to our creditors and the holders of our Series C Preferred Stock.

Interest of Certain Persons in the Sunday River/Sugarloaf Sale and the Plan of Dissolution

As a result of a stockholders’ agreement and the terms of our preferred stock, all of the shares of which are held by Oak Hill Capital Partners, L.P.; Oak Hill Capital Management Partners, L.P.; Oak Hill Securities Fund, L.P.; Oak Hill Securities Fund II, L.P.; Oak Hill Securities Fund Liquidating Trust and OHCP Ski, L.P. (collectively, the “Majority Stockholders”), the Majority Stockholders have the right to elect or appoint a majority of our board of directors and to cast a majority of the votes entitled to be cast by the holders of our capital stock regarding most matters. The Majority Stockholders own all of our outstanding shares of Series C Preferred Stock, which the Company is required to redeem on July 31, 2007 for cash in the amount of the liquidation preference of such shares, to the extent the Company has funds legally available to do so. On July 31, 2007, the Series C Preferred Stock will have an aggregate liquidation preference of approximately $413.9 million. As indicated above, holders of our Common Stock and Class A Common Stock are not expected to receive any payment or distribution with respect to their shares pursuant to the Sunday River/Sugarloaf Sale and our plan of dissolution after we make payments to our creditors and the holders of our Series C Preferred Stock. As a result, the Majority Stockholders may have interests different from those of the holders of our Common Stock and Class A Common Stock.

The Company is in the process of implementing compensation arrangements with certain of the Company’s employees, including members of our senior management, which will entitle them to certain benefits in connection with the plan of dissolution. These may include payment of cash bonuses if all remaining resort properties are under contract for their sale by a given date and following the closing of such sales. The Company is also in the process of amending certain of the Company’s employment agreements with senior management. As a result, these persons may have interests different from those of the holders of our Common Stock and Class A Common Stock.

Amendment And Abandonment Of Plan Of Dissolution (See Page 26)

Under the plan of dissolution, if for any reason our board of directors determines that such action would be in the best interests of the Company, it may amend, modify or abandon the plan of dissolution and all actions contemplated thereunder, including the proposed dissolution of the Company, notwithstanding stockholder approval of the plan of dissolution, to the extent permitted by the DGCL; provided, however, that the board of directors may not abandon the plan of dissolution following the filing of our certificate of dissolution without first obtaining shareholder consent.

Stock Transfers Following The Filing of the Certificate of Dissolution (See Page 30)

We intend to discontinue recording transfers of our stock on the date on which we file our certificate of dissolution with the Secretary of State of the State of Delaware. This filing is expected to occur on or about 20 days after the mailing of this Information Statement to stockholders. After that time, there will be no further trading of our stock on the OTC Bulletin Board or otherwise and we will not record any further transfers of our stock on our books except by will, intestate succession, or operation of law.

Appraisal Rights (See Page 48)

Under Delaware law, which governs the Company and the rights of our stockholders, and our Certificate of Incorporation and Amended and Restated Bylaws, stockholders are not entitled to appraisal rights or other rights to demand fair value for their shares of stock by reason of the approval of the Sunday River/Sugarloaf Sale or the plan of dissolution.

Pro Forma Financial Information (See Page 32)

The unaudited condensed consolidated pro forma balance sheet gives effect to the Sunday River/Sugarloaf Sale as if such transaction had occurred on April 29, 2007 and the unaudited condensed consolidated pro forma statements of operations of the Company for the thirty-nine weeks ended April 29, 2007, the thirty-nine weeks ended April 30, 2006 and the year ended July 30, 2006 give effect to the Sunday River/Sugarloaf Sale as if such transaction had occurred at the beginning of the fiscal year presented.

Certain U.S. Federal Income Tax Consequences (See Page 41)

As described in “Certain U.S. Federal Income Tax Consequences” in this Information Statement, and subject to the limitations and qualifications therein, the Company will recognize gain or loss from the Sunday River/Sugarloaf Sale equal to the difference between the amount the Company realizes from such sales and the aggregate adjusted tax basis of the Company in the assets sold. Any distributions to the Company’s stockholders pursuant to the plan of dissolution will be taxable to the Company’s U.S. stockholders for U.S. federal income tax purposes. U.S. stockholders will realize taxable gain or loss on any such distributions.

Risk Factors (See Page 9)

The Sunday River/Sugarloaf Sale and the dissolution of the Company involve a number of risks, including the risks that:

•	the conditions to closing may not be satisfied or the third party consents may not be obtained in order to close the Sunday River/Sugarloaf Sale;

•	the holders of our Common Stock and Class A Common Stock are not expected to receive any payment or distribution with respect to their shares pursuant to our plan of dissolution;

•	the Company’s stockholders may be liable to the Company’s creditors for part or all of the amount received from the Company in dissolution if the Company’s reserves are inadequate;

•	stockholders will not be able to buy or sell shares of our stock after the date of filing of our certificate of dissolution with the Secretary of State of the State of Delaware;

•	we will cease to file certain reports with the SEC; and

•	our ability to sell certain of our remaining assets is subject to approval rights from third parties and governmental entities.

You should read and consider carefully the information about these and other risks set forth under the caption “Risk Factors” beginning on page 9.

Reporting Obligations

We are currently obligated to comply with the applicable reporting requirements of the Exchange Act. In order to eliminate expenses we incur to comply with these requirements, we intend to cease filing annual and quarterly reports with the SEC under the Exchange Act as soon as possible after the filing of our certificate of dissolution with the Secretary of State of the State of Delaware. We intend to continue filing current reports on Form 8-K for material events relating to the winding-up and dissolution of the Company with the SEC under the Exchange Act during the liquidation process for so long as we are required to do so.

Additional Information About American Skiing Company (See page 48)

More information about the Company is available from various sources described in this Information Statement under “Where You Can Find More Information.”

Additional Questions About the Sunday River/Sugarloaf Sale or the Plan of Dissolution

If you have any additional questions about the Sunday River/Sugarloaf Sale or the plan of dissolution, or would like additional copies of this Information Statement, you should contact:

American Skiing Company
136 Heber Avenue - #303
P.O. Box 4552
Park City, Utah 84060
Tel: (435) 615-0340
Attn: Investor Relations

BUSINESS OF AMERICAN SKIING COMPANY

American Skiing Company was incorporated in Maine in 1997, and reincorporated in Delaware in 1999, and is organized as a holding company, operating through various wholly owned subsidiaries. We are an operator of alpine ski and snowboard resorts in the United States. We own and operate a range of hospitality-related businesses, including skier development programs, hotels, golf courses, restaurants and retail locations. We also market and operate ski-in/ski-out alpine villages, townhouses, condominiums and quarter and eighth share ownership hotels. We report our results of operations in two business segments, resort operations and real estate operations.

On March 1, 2007, we sold our Steamboat ski area (“Steamboat”) to Intrawest Holdings S.A.R.L. and Steamboat Acquisition Corp. (together, “Intrawest”). On April 4, 2007, we sold our Mount Snow and Attitash ski areas (“Mount Snow/Attitash”) to Peak Resorts, Inc. (“Peak”) and on May 11, 2007, we sold our Killington and Pico ski areas (“Killington/Pico”) to MBT Killington LLC, AMSC Killington LLC, and SP II Resort, as tenants in common (collectively, “SP Land”). We used the net proceeds from these sales to repay substantially all of our indebtedness. On June 4, 2007, we entered unto the Purchase Agreement for the Sunday River/Sugarloaf Sale. Following the Steamboat, Mount Snow/Attitash, and Killington/Pico sales, and the consummation of the Sunday River/Sugarloaf Sale, our resort business will be generated primarily from our ownership and operation of The Canyons in Utah. We intend to sell The Canyons pursuant to our plan of dissolution. The timing of such sale is uncertain at this time.

Following dissolution, the Company will cease conducting normal business operations, except as may be required to wind up its business affairs and to proceed with the dissolution and liquidation. We will continue our corporate existence solely for the purpose of engaging in activities appropriate for or consistent with the winding up and liquidation of our business and affairs and preserving the value of our remaining assets until they are sold or distributed to stockholders in the liquidation. Following dissolution, the Company will not be authorized to engage in any business activities other than those related to the winding-up of its affairs and preserving the value of its remaining assets as described above, thus limiting its exposure for business activities unrelated to the liquidation of its assets and the winding-up of its business. Our subsidiaries will continue their corporate existence and will continue to operate their assets in accordance with past practice until we sell them or distribute them to stockholders. We also intend to continue honoring all of our existing contractual commitments and will maintain adequate capitalization of our subsidiaries through the proceeds available to us from the resort sales which we have already completed until we sell them or distribute them to stockholders. We will continue to actively prosecute and defend all material litigation matters affecting the Company and its subsidiaries.

You can find more information about the Company under “Where You Can Find More Information.”

The Company is located at 136 Heber Avenue, #303, P.O. Box 4552, Park City, Utah 84060, Telephone: (435) 615-0340.

RISK FACTORS

In addition to the other information contained in this Information Statement, you should carefully read the following risk factors.

WE MAY NOT BE ABLE TO OBTAIN NECESSARY THIRD PARTY CONSENTS REQUIRED FOR THE CLOSING OF THE SUNDAY RIVER/SUGARLOAF SALE.

In addition to the other conditions that must be satisfied prior to closing the Sunday River/Sugarloaf Sale, we are obligated to obtain certain third party consents, including consents from the FCC, before the Sunday River/Sugarloaf Sale may be consummated. If we are unable to obtain these consents, the sales may not be consummated. The receipt of these consents depends upon third parties over which we have no control and as a result, we may not be able to close the Sunday River/Sugarloaf Sale.

COMMON STOCKHOLDERS AND CLASS A COMMON STOCKHOLDERS ARE NOT EXPECTED TO RECEIVE ANY DISTRIBUTION ON THEIR STOCK.

Pursuant to the plan of dissolution, after payment or provision for all the known and liquidated claims, obligations and expenses owing to our creditors, payment or distributions will be made to the holders of our Series C Preferred Stock in satisfaction of the liquidation preference of the Series C Preferred Stock before any payments or distributions are made to the holders of Common Stock and Class A Common Stock. Upon liquidation, the holders of our Series C-1 Preferred Stock will be entitled to the greater of (i) the liquidation preference of the Series C-1 Preferred Stock and (ii) the amount that would be received in liquidation following conversion of the Series C-1 Preferred Stock into Common Stock. Upon liquidation, the holders of our Series C-2 Preferred Stock will be entitled to the liquidation preference of the Series C-2 Preferred Stock. As of May 31, 2007, the Series C Preferred Stock had a liquidation preference of approximately $404.3 million. We believe that we will not be able to pay in full the liquidation preference of the outstanding shares of Series C Preferred Stock because we do not believe that we will be able to generate sufficient proceeds from the Sunday River/Sugarloaf Sale, our operations and the sale of our remaining assets to do so. We are prohibited from making any payments or distributions to the holders of our Common Stock or Class A Common Stock as long as the liquidation preference of our shares of Series C Preferred Stock has not been paid in full. In addition, we will continue to incur claims, obligations and expenses after we file our certificate of dissolution with the Secretary of State of the State of Delaware. These claims, obligations and expenses will further reduce the amount available for distribution to stockholders. As a result, holders of our Common Stock and Class A Common Stock are not expected to receive any payment or distribution with respect to their shares pursuant to our plan of dissolution after we make payments to our creditors and the holders of our Series C Preferred Stock.

STOCKHOLDERS MAY BE LIABLE TO OUR CREDITORS FOR PART OR ALL OF THE AMOUNT RECEIVED FROM US IF RESERVES ARE INADEQUATE.

We may establish a contingency reserve designed to satisfy any additional claims and obligations that may arise. Any contingency reserve may not be adequate to cover all of our claims and obligations. Under Delaware law, if we fail to create an adequate contingency reserve for payment of our claims and obligations during the three-year period after we file a certificate of dissolution with the Secretary of State of the State of Delaware, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve. The liability of any stockholder would be limited to the amounts previously received by such stockholder in dissolution from us and from any liquidating trust or trusts. Accordingly, in such event, a stockholder could be required to return part or all of the distributions previously made to such stockholder, and a stockholder could receive nothing from us under the plan of dissolution. Moreover, if a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a situation in which a stockholder may incur a net tax cost if the repayment of the amount previously distributed does not cause a commensurate reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

STOCKHOLDERS WILL NOT BE ABLE TO BUY OR SELL SHARES OF OUR COMMON STOCK AFTER WE DISSOLVE.

We intend to discontinue recording transfers of our stock on the date on which we file our certificate of dissolution with the Secretary of State of the State of Delaware. This filing is expected to occur on or about 20 days after the mailing of this Information Statement to stockholders. After this time, there will be no further trading of our stock on the OTC Bulletin Board or otherwise and we will not record any further transfers of our stock on our books except by will, intestate succession, or operation of law. Therefore, shares of our stock will not be freely transferable nor issuable upon exercise of outstanding options after the date of filing of our certificate of dissolution with the Secretary of State of the State of Delaware. All liquidating distributions from a liquidating trust, if any, or from us after the date of filing of our certificate of dissolution with the Secretary of State of the State of Delaware will be made to our stockholders pro rata according to their respective holdings of stock as of the date of filing of our certificate of dissolution.

WE INTEND TO CEASE TO FILE CERTAIN REPORTS WITH THE SEC

We are currently obligated to comply with the applicable reporting requirements of the Exchange Act. In order to eliminate expenses we incur to comply with these requirements, we intend to cease filing annual and quarterly reports with the SEC under the Exchange Act as soon as possible after the filing of our certificate of dissolution with the Secretary of State of the State of Delaware although we intend to continue filing current reports on Form 8-K for material events relating to the winding-up and distribution of the Company with the SEC under the Exchange Act during the liquidation process for so long as we are required to do so.

OUR ABILITY TO SELL CERTAIN OF OUR ASSETS IS SUBJECT TO APPROVAL RIGHTS FROM THIRD PARTIES AND GOVERNMENTAL AGENCIES

Our plan of dissolution contemplates that we will sell all of our remaining material assets or distribute our remaining assets to our stockholders or to a liquidating trust. Certain third parties and governmental agencies have approval or consent rights over sales of our assets. In some circumstances, such approval is subject to a reasonableness standard, and in other circumstances it is discretionary. If we are unable to obtain requisite consents to certain of our asset sales we will not be able to consummate such sales and will need to distribute such assets to our stockholders or to a liquidating trust.

THE SUNDAY RIVER/SUGARLOAF SALE AND THE PLAN OF DISSOLUTION

Regulatory and Stockholder Approvals Required in Connection with the Sunday River/Sugarloaf Sale And The Plan Of Dissolution

The Purchase Agreement provides that the Sunday River/Sugarloaf Sale may not be consummated prior to the satisfaction or waiver of certain conditions, including compliance with the regulatory requirements of the HSR Act and the FCC. Although we do not expect these regulatory authorities to raise any significant concerns in connection with their respective reviews of the Sunday River/Sugarloaf Sale, we cannot predict whether we will obtain all required regulatory approvals, or whether any regulatory approvals will include terms, conditions or restrictions that would be detrimental to Boyne or us. Although the Sunday River/Sugarloaf Sale must be effected in accordance with applicable DGCL and federal and state securities laws, no other federal or state regulatory requirements or approvals are required.

At a meeting held on June 3, 2007, our board of directors approved the Purchase Agreement and the Sunday River/Sugarloaf Sale and recommended that the stockholders of the Company authorize, adopt and approve the Sunday River/Sugarloaf Sale and the Purchase Agreement.

At a meeting held on June 20, 2007, our board of directors unanimously approved the plan of dissolution and determined that the plan of dissolution, including the sale of all or substantially all of the Company’s remaining assets in connection therewith, is advisable, expedient and in the best interests of the Company, its stockholders and its creditors. The board of directors also recommended that the stockholders of the Company authorize, adopt and approve the plan of dissolution. Section 275 of the DGCL permits a Delaware corporation to dissolve if the plan of dissolution is approved by the holders of a majority of the voting power of the outstanding capital stock of the corporation entitled to vote on the plan of dissolution.

As of the Record Date, there were issued and outstanding 16,997,813 shares of Common Stock, which shares are entitled to one vote per share; 14,760,530 shares of Class A Common Stock, which shares are entitled to one vote per share, and 40,000 shares of Series C-1 Preferred Stock, which shares are entitled to approximately 1,582 votes per share. In addition, there were issued and outstanding 150,000 shares of Series B Preferred Stock and 139,453 shares of Series C-2 Preferred Stock, none of which are entitled to vote on the matters described herein. On June 6, 2007, the holders of Series C-1 Preferred Stock, the shares of which represented approximately 66.6% of the voting power of the Company’s outstanding capital stock as of the Record Date, executed and delivered to us a written consent approving the Sunday River/Sugarloaf Sale and the plan of dissolution. As a result, in accordance with Delaware law and our Certificate of Incorporation and Amended and Restated Bylaws, the Sunday River/Sugarloaf Sale and the plan of dissolution were approved and adopted by the holders of a majority of the voting power of the outstanding shares of common stock of the Company entitled to vote on these matters.

The adoption of the plan of dissolution by the stockholders of the Company constitutes full and complete authority for the board of directors and the officers of the Company, without further stockholder action, to do and perform any and all acts, and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the board of directors or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver all of the remaining assets and properties of the Company; (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL; and (iv) to distribute any properties and assets of the Company and all remaining funds pro rata to the Company’s stockholders and in accordance with the liquidation preferences of the Company’s then outstanding shares of capital stock.

No further vote or consent of any other stockholder of the Company is necessary to approve the Sunday River/Sugarloaf Sale and the plan of dissolution. Accordingly, we are not soliciting any stockholder votes or consents by this Information Statement. We anticipate that the closing of the Sunday River/Sugarloaf Sale will take place as soon as practicable after satisfaction of each of the conditions to close set forth in the Purchase Agreement but in any event, no earlier than 20 days after the mailing of this Information Statement to stockholders. Similarly, we may first take corporate action in accordance with the stockholder approval by filing a certificate of dissolution with the Secretary of State of the State of Delaware not less than 20 days after the mailing of this Information Statement to stockholders. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

This Information Statement also serves as notice to stockholders under Section 228 of the DGCL of the approval of the Sunday River/Sugarloaf Sale and the plan of dissolution by less than unanimous written consent of the Company’s stockholders.

Background and Reasons for the Sunday River/Sugarloaf Sale and the Plan of Dissolution

During the spring of 2006, the Company’s management undertook a review of the Company’s long-term prospects to maximize value for the Company’s stockholders. As part of its review, the Company’s management considered the Company’s current condition and future prospects, including its financial condition, results of operations, anticipated capital expenditures and capital structure, including the Company’s outstanding indebtedness and the terms of the Series C Preferred Stock, all of the shares of which are owned by the Majority Stockholders and which are required to be redeemed on July 31, 2007 to the extent that the Company has legally available funds.

At a meeting of the Company’s board of directors on June 13, 2006, the Company’s senior management presented to the directors a wide range of strategic alternatives for the Company, including maintaining the status quo, a recapitalization of the Company and a sale of the Company or individual resort assets. This presentation included an overview of the Company’s financial condition, results of operations, anticipated capital expenditures, future prospects and capital structure, including the Company’s outstanding indebtedness and the terms of the Series C Preferred Stock. The directors also were presented with information concerning the market conditions for transactions involving resort assets, the prices paid for similar resort assets in recently completed transactions, the availability of financing for transactions involving resort assets and the valuations placed on a number of the Company’s resort assets in solicited and unsolicited expressions of interest received by the Company. In addition, the directors considered the strong performance of Steamboat during the recently completed ski season and its valuation in a potential sale transaction. They concluded that it was a favorable time to explore the sale of resort assets. The directors also considered the fact that senior management’s analysis of the strategic alternatives for the Company indicated that selling individual resorts was likely to generate the greatest value to stockholders and that the sale of Steamboat alone would be expected to generate sufficient proceeds to significantly reduce the Company’s outstanding indebtedness.

On July 26, 2006, at a meeting of the Company’s board of directors, senior management presented to the directors the terms of a proposal from SP Land to acquire Killington/Pico from the Company. The directors and senior management discussed the terms of the proposal, the proposed purchase price and SP Land’s familiarity with Killington. The directors determined that SP Land’s existing business interests related to Killington put it in a unique position to offer the Company the most value for Killington/Pico and that approaching third parties was unlikely to result in a superior offer for Killington/Pico. As a result of the foregoing, the directors instructed senior management to continue discussions with SP Land regarding the sale of Killington/Pico. The board of directors also discussed the valuation reflected by SP Land’s proposal in comparison to valuations for Killington/Pico expressed in discussions between management and certain key strategic buyers in the industry.

In August 2006, based on previous interactions with Peak in which Peak indicated interest in the Attitash ski resort, senior management of the Company approached Peak and indicated to Peak that the board of directors might be interested in pursuing the sale of the Company’s eastern resorts upon a successful Steamboat sale process. In September 2006, Peak indicated that they had an interest in acquiring both the Mount Snow ski resort as well as Attitash ski resort and Peak began its financial due diligence on these resorts.

From September to December 2006, the Company and its advisors conducted an auction process for Steamboat with several potential purchasers. Between August 2006 and November 2006, negotiations and due diligence investigation with SP Land and its advisors continued regarding their proposed acquisition of Killington/Pico.

At a regularly scheduled meeting of the board of directors held on November 8, 2006, senior management of the Company provided the directors with an update of the discussions regarding the sales of Killington/Pico and Steamboat.

On December 1, 2006, four parties submitted their revised and final proposals to acquire Steamboat. During the first two weeks of December, the Company’s senior management evaluated these revised proposals and engaged in numerous discussions with two of these parties, one of which was Fortress Investment Group, LLC (“Fortress”), an affiliate of Intrawest, and their legal and financial advisors. Also, in December, the Company engaged Duff & Phelps, LLC to provide an opinion to the board of directors with respect to the fairness to the Company and its stockholders of the consideration these parties proposed to pay for Steamboat.

On December 15, 2006, the directors discussed the proposal by Intrawest to acquire Steamboat and the terms and conditions for the sale. At the meeting, the directors authorized senior management of the Company and the Executive Committee of the board of directors to enter into a definitive agreement for the sale of Steamboat to Intrawest on terms substantially similar to those discussed at the meeting. One of the directors voted not to approve the sale of Steamboat to Intrawest because he believed that retaining the Company’s resorts was in the long-term interest of the Company, its stockholders and employees. However, this director also noted that his reason for voting against the approval of the sale of Steamboat to Intrawest did not arise out of a belief that the terms of the proposed sale were unfair to the Company.

Also on December 15, 2006, the directors received an update from senior management on the status of negotiations with SP Land with respect to the sale of Killington/Pico and negotiations with Peak with respect to the sale of Mount Snow/Attitash. The directors instructed senior management to continue its negotiations with SP Land and Peak.

On December 18, 2006, pursuant to authority granted by the board of directors at the December 15, 2006 meeting, the Company entered into a purchase agreement for the sale of Steamboat with Intrawest.

During December 2006, negotiations continued with SP Land for the sale of Killington/Pico and a letter of intent for the sale was entered into on December 24, 2006. During the first two weeks of January 2007, Peak conducted a due diligence review of Mount Snow/Attitash.

On January 17, 2007, at a meeting of the board of directors, senior management of the Company updated the directors on the status of negotiations with SP Land and Peak and the proposed terms and conditions for the sales of Killington/Pico and Mount Snow/Attitash. The directors then authorized senior management to continue discussions with SP Land and Peak regarding the sales.

From January 18, 2007 through February 16, 2007, senior management continued their discussions with SP Land and its legal advisor regarding the terms of the sale of Killington/Pico.

On February 14, 2007, the directors discussed the proposal by SP Land to acquire Killington/Pico and the terms and conditions for the sale. The directors authorized senior management of the Company and the Executive Committee of the board of directors to enter into a definitive agreement for the sale of Killington/Pico to SP Land on terms substantially similar to those discussed at the meeting.

The directors also discussed the proposal by Peak to acquire Mount Snow/Attitash and the terms and conditions for the sale. The directors authorized senior management of the Company and the Executive Committee of the board of directors to enter into a definitive agreement for the sale of Mount Snow/Attitash to Peak on terms substantially similar to those discussed at the meeting.

On February 16, 2007, the Company entered into purchase agreements with SP Land for the sale of Killington/Pico and with Peak for the sale of Mount Snow/Attitash.

On February 15, 2007 and February 16, 2007 the holders of the Company’s Series C-1 Preferred Stock, the shares of which represented approximately 65.8% of the voting power of the Company’s outstanding capital stock as of that date, executed written consents in favor of the sales of Killington/Pico and Mount Snow/Attitash.

The Company completed the sale of Steamboat on March 1, 2007, the sale of Mount Snow/Attitash on April 4, 2007 and the sale of Killington/Pico on May 11, 2007. The Company used the net proceeds from these sales to repay all of its indebtedness outstanding under the $85.0 million term portion of its first lien loan and $105.0 million second lien term loan of its Resort Senior Credit Facility, repay the remaining balance of deferred interest due under its $110.0 million senior construction loan and $10.6 million subordinated construction loan under its Construction Loan Facility, repurchase all of its issued and outstanding 11.3025% Convertible Subordinated Notes due 2012 and redeem all of its Junior Subordinated Notes due 2012 (the “New Junior Subordinated Notes”).

On March 7, 2007, following discussions between management and each member of the board of directors, the executive committee of the board of directors held a special meeting at which the committee members and management reviewed the strategic alternatives available with respect to the Company’s remaining resort assets and authorized management to conduct a strategic review of options for the Sunday River and Sugarloaf ski resorts, including the potential sale of these resorts. On March 14, 2007, the Company engaged BB&T Capital Markets to assist it with the potential sale of Sunday River and/or Sugarloaf.

During March 2007, BB&T approached 42 potential purchasers and worked with management to prepare a confidential information memorandum that was distributed to 21 interested parties. In early April 2007, the Company received preliminary indications of interest from seven parties and the Company invited five of those parties to conduct due diligence. Between early April 2007 and early May 2007, these five parties and their legal and financial advisors conducted legal and business due diligence. The Company also conducted management presentations and/or site visits with such parties.

On May 11, 2007, the Company received two formal proposals to purchase Sugarloaf and Sunday River together, one proposal to purchase Sugarloaf individually and one proposal to purchase Sunday River individually. The Company then began discussions with the parties that had expressed an interest in purchasing both Sugarloaf and Sunday River. Throughout May 2007 and early June 2007, the Company negotiated purchase agreements with both potential purchasers.

At a telephonic meeting of the board of directors held on June 3, 2007, senior management and BB&T updated the board of directors on the sales process to date, the status of negotiations with the two possible purchasers and the terms of the two draft purchase agreements. The directors discussed the differences in the terms of the two draft purchase agreements and the status of the negotiations with both potential purchasers. The directors discussed that while the other potential purchaser had a higher gross contract purchase price, it was subject to adjustments and concluded that Boyne had a higher net purchase price and higher probability of closing. As a result of such discussions, the board of directors determined that it was in the best interest of the Company and its stockholders to finalize an agreement with Boyne. The directors authorized senior management of the Company and the executive committee of the board of directors to enter into a definitive agreement for the sale of Sugarloaf and Sunday River on terms substantially similar to those discussed at the meeting.

On June 4, 2007, pursuant to the authority granted by the board of directors, the Company entered into the Purchase Agreement with Boyne.

On June 20, 2007, the board of directors held a special meeting at which the directors and management reviewed the Company’s current condition and future prospects, including its financial condition, results of operations, anticipated capital expenditures and capital structure, the value of the Company’s remaining assets and its remaining claims and obligations, the terms of the Series C Preferred Stock, which had a liquidation preference of approximately $404.3 million as of May 31, 2007 and which the Company is required to redeem on July 31, 2007 to the extent that it has legally available funds, and other strategic alternatives for the Company, including the risks associated with these alternatives. The directors also reviewed management’s report that the Company’s available cash and the value of its remaining assets will not be sufficient to pay in full the liquidation preference of all of the outstanding Series C Preferred Stock and management’s report as to the strategic alternatives available with respect to the Company’s remaining resort assets. After considering these factors and alternatives, the board of directors determined that the plan of dissolution, including the sale or distribution of all or substantially all of the Company’s assets in connection therewith, was advisable, expedient and in the best interests of the Company, its stockholders and creditors and that the Company should proceed with the plan of dissolution.

On June 20, 2007, the holders of all of the outstanding shares of Series C-1 Preferred Stock, the shares of which represented approximately 66.6% of the voting power of our outstanding capital stock as of the Record Date executed a written consent in favor of the adoption of the Sunday River/Sugarloaf Sale and the plan of dissolution and delivered this consent to the Company.

THE SUNDAY RIVER/SUGARLOAF SALE

Parties to The Purchase Agreement

The parties to the Purchase Agreement are the Company and certain of its subsidiaries, SRSC, SMC and SKI. SRSC, SRL and BBD, which are wholly-owned subsidiaries of the Company, own and operate Sunday River. SMC, which is a wholly-owned subsidiary of SKI, owns and operates Sugarloaf.

Boyne, a Michigan-based corporation, is the largest privately owned four-season resort company in North America. It owns and/or operates numerous mountain and golf resorts throughout the United States and Canada, including Boyne Mountain, Boyne Highlands, and The Inn at Bay Harbor — A Renaissance Golf Resort in Michigan, Big Sky Resort in Montana, Brighton in Utah, Crystal Mountain in Washington, Gatlinburg Sky Lift in Tennessee, and Cypress Mountain near Vancouver, British Columbia. Boyne is located at PO Box 19, Boyne Falls, Michigan 49713, Telephone: (231) 549-6000.

Principal Provisions of the Purchase Agreement

The following is a summary of the material provisions of the Purchase Agreement. A copy of the Purchase Agreement was included with our Form 10-Q filed with the SEC on June 13, 2007. This summary is not complete and is qualified in its entirety by reference to the Purchase Agreement. We urge you to read the Purchase Agreement for a more complete description of its terms and conditions. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain a copy of the Purchase Agreement.

General

Subject to the conditions contained in the Purchase Agreement, Boyne agreed to purchase all of the outstanding capital stock in SRSC, SMC, SRL and BBD from the Company and SKI for cash consideration of $77.0 million, subject to certain adjustments, plus the assumption of approximately $2 million of debt and other liabilities. The Sunday River/Sugarloaf Sale may be deemed to constitute a sale of substantially all of our assets under Delaware law, which requires the approval of our stockholders. In connection with the Sunday River/Sugarloaf Sale, our Majority Stockholders executed a written consent, dated June 20, 2007, with respect to the Sunday River/Sugarloaf Sale and, assuming such consent is not withdrawn prior to the closing of the Sunday River/Sugarloaf Sale, no further action on the part of the Company’s stockholders is required to consummate the Sunday River/Sugarloaf Sale.

At closing, we will receive $77.0 million of cash consideration and a reimbursement for pre-closing capital expenditures of SRSC and SMC. The parties have the right to terminate the Purchase Agreement in the event that the transaction does not close on or before July 31, 2007. We anticipate that the closing and transfer of cash consideration will occur in the third calendar quarter of 2007. Stockholders, in their capacity as such, will not directly receive any of the proceeds from the Sunday River/Sugarloaf Sale (see “SUMMARY — USE OF PROCEEDS” elsewhere in this Information Statement).

Representations and Warranties

Article III of the Purchase Agreement contains customary representations and warranties by the Company and SKI that relate to, among other things:

•	delivery of complete and correct copies of the certificate of incorporation and bylaws of SMC, SRSC, SRL and BBD (and each subsidiary of each), each of which is in full force and effect;

•	due formation, valid existence and good standing of SRSC, SMC, SRL, BBD and Mountainside (a wholly owned subsidiary of SMC) with requisite power and authority to own, lease and operate its properties and to carry on its business as presently owned or conducted;

•	delivery of complete and correct copies of the certificate of incorporation and bylaws of the Company and SKI, each of which is in full force and effect;

•	due formation, valid existence and good standing of the Company and SKI in Delaware with requisite power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted;

•	ownership by (i) the Company of all of the outstanding stock of SRSC, SRL, and BBD, and (ii) SKI of all of the outstanding stock of SMC, free and clear of any liens;

•	there are not voting trusts, proxies, or other agreements or understandings with respect to the voting of the stock of SRSC, SRL, BBD, and SMC;

•	absence of (i) any undisclosed subsidiaries of SRSC, SMC, SRL and/or BBD or (ii) ownership of, or any investment in, the capital stock of any other person by SRSC, SMC, SRL and/or BBD;

•	requisite corporate authority and power to execute and deliver the Purchase Agreement and the related agreements and to perform their obligations thereunder;

•	due execution and delivery of the Purchase Agreement;

•	absence of violation of charter documents, federal, state or local laws and material contracts;

•	required consents and approvals;

•	compliance with federal, state and local statutes, including the regulations of the Board of Elevator and Tramway Safety, the State of Maine;

•	the unaudited balance sheets and statements of earnings and statements of cash flow of SRSC, SMC, SRL and BBD (and each of their subsidiaries);

•	absence of undisclosed liabilities;

•	absence of a material adverse change relating to SRSC, SMC, SRL, or BBD’s business, subject to certain exceptions, since April 29, 2007;

•	the status of the parties’ employee benefit plans, contracts and commitments, environmental compliance, owned and leased real property, material tangible, personal property, related party transactions, intellectual property, leases, assets, and the absence of brokerage commissions and powers of attorney;

•	tax matters and compliance with relevant tax laws;

•	pending or threatened litigation, actions and other proceedings against the Company, SKI, SRSC, SMC, SRL and BBD (and each of their subsidiaries);

•	compliance with labor matters, ERISA and related matters, and environmental matters;

•	maintenance of insurance;

•	water rights;

•	absence of undisclosed clubs owned or operated by SRSC, SRL, SMC or BBD or any of their subsidiaries; and

•	the books and records of SRSC, SRL, SMC or BBD and any of their subsidiaries.

Article IV of the Purchase Agreement contains customary representations and warranties by Boyne that relate to, among other things:

•	due incorporation, valid existence and good standing with requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently owned or conducted;

•	requisite authority and power to execute and deliver the Purchase Agreement and the related agreements;

•	requisite corporate power and due authorization to perform the transactions contemplated by the Purchase Agreement;

•	absence of violation of charter documents, federal, state or local laws and material contracts;

•	required consents and approvals;

•	sufficient funds to pay the purchase price;

•	absence of pending or threatened litigation;

•	absence of broker’s fees; and

•	absence of required divestitures.

Covenants

Article IX of the Purchase Agreement contains a number of covenants by the Company, SKI, SRSC, SMC, SRL, BBD and Boyne, including covenants relating to:

•	making of all necessary regulatory filings as promptly as practicable after signing;

•	dissolving or otherwise eliminating any restraining order, injunction, decree or similar order which prohibits or otherwise restricts the consummation of any of the transactions contemplated by the Purchase Agreement or any related agreement;

•	the Company, SKI, SRSC, SMC, SRL and BBD providing Boyne, Boyne’s lenders and their respective representatives and advisors full access to any and all premises, properties, contracts, commitments, books and records and other information exclusively of or relating exclusively to all of the outstanding capital stock of SRSC, SMC, SRL and BBD;

•	taking reasonable efforts to satisfy the conditions set forth in “Conditions to Closing” section;

•	obtaining all required approvals, consents, authorizations, releases and waivers;

•	execution and delivery of the related documents;

•	the Company and SKI assisting Boyne in maintaining liquor sales pending the issuance of new liquor licenses to Boyne;

•	honoring existing gift cards, passes and tickets;

•	transfer to SRSC, SMC, SRL or BBD of all data maintained electronically by the Company or any of its affiliates, that relates exclusively to SRSC, SMC, SRL or BBD, respectively;

•	replacing any licenses that SRSC, SMC, SRL or BBD are not able to use following the closing and/or providing SRSC, SMC, SRL or BBD with the benefit of such licenses;

•	honoring the Company’s obligations under certain partnership marketing agreements;

•	obtaining estoppel certificates from certain third parties;

•	honoring the Company’s obligations with respect to certain disclosed ski passes;

•	use of trade names;

•	confidentiality of confidential information;

•	transition in the operation of Sunday River and Sugarloaf;

•	post-closing access to records;

•	agreement of Boyne not to solicit for employment or employ or cause to leave the employ of the Company or its affiliates, for a period of 12 months, any individual that is serving at such time as an officer of the Company or its affiliates;

•	agreement of the Company, SKI and their affiliates not to solicit for employment, for a period of 12 months, any individual that is employed at such time by SRSC, SMC, SRL, BBD or any of their subsidiaries;

•	the Company and SKI not (i) soliciting, initiating, encouraging or otherwise facilitating any proposal, offer or discussion with any party concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving SRSC, SMC, SRL, BBD or any of their subsidiaries or divisions; (ii) furnishing any non-public information concerning the business, properties or assets of SRSC, SMC, SRL, BBD or any of their subsidiaries or divisions to any person other than Boyne; or (iii) engaging in discussions or negotiations with any person other than Boyne concerning any such transaction;

•	removal or release of SRSC, SMC, SRL, BBD and any of their subsidiaries, under each of the guarantees and letters of credit obtained by SRSC, SMC, SRL, BBD and any of their subsidiaries for the benefit of the Company, SKI and their affiliates;

•	re-negotiation of third party contracts and execution of new third party contracts;

•	the Company and SKI not transferring the proceeds of the Purchase Agreement to any person or entity listed on certain Office of Foreign Assets Control lists; and

•	the Company agrees to pay all change in control bonuses.

Conduct Prior to the Closing

Article IX of the Purchase Agreement also contains a number of covenants that may affect the Company, SKI, SRSC, SMC, SRL and BBD, which relate to the conduct of such parties prior to closing. From the execution date of the Purchase Agreement until closing, unless consented to or approved in writing by Boyne:

•	the Company, SKI, SRSC, SMC, SRL and BBD will conduct the business in the ordinary course and in accordance, in all material respects, with their respective past policies and procedures;

•	the Company, SKI, SRSC, SMC, SRL and BBD will maintain in full force and effect the casualty insurance policies currently in effect with respect to all real property and all other insurance policies;

•	the Company, SKI, SRSC, SMC, SRL and BBD shall not:

•	amend or otherwise change the charter documents of SRSC, SMC, SRL or BBD or any of their respective subsidiaries;

•	permit SRSC, SMC, SRL or BBD or any of their subsidiaries to admit, or undertake to admit, any new stockholders, or issue, sell, repurchase or redeem any stock or securities;

•	split, combine or reclassify shares of the capital stock of SRSC, SMC, SRL or BBD or any of their subsidiaries; or declare, set aside or pay any dividend or other distribution in respect of such capital stock;

•	cause SRSC, SMC, SRL or BBD or any of their subsidiaries to take any action with respect to, or make any material change in, its accounting or tax policies or procedures;

•	cause SRSC, SMC, SRL or BBD or any of their subsidiaries to make or revoke any material tax election or settle or compromise any material tax liability or amend any material tax return, except as may be required;

•	take any action or fail to take any action which would constitute a material breach or default under the charter documents of SRSC, SMC, SRL or BBD or any of their subsidiaries, any real property lease, any other material lease or any other material contract;

•	dispose of, pledge, hypothecate, encumber, transfer or assign (i) any of the outstanding capital stock of SRSC, SMC, SRL, or BBD or the equity securities of any subsidiary of SRSC, SMC, SRL, or BBD, or (ii) any material assets of SRSC, SMC, SRL or BBD or any of their subsidiaries;

•	cause SRSC, SMC, SRL or BBD or any of their subsidiaries to acquire, lease or license any assets or property, other than purchases of assets in the ordinary course of business;

•	cause SRSC, SMC, SRL or BBD or any of their subsidiaries to merge or consolidate with any entity;

•	take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by the Purchase Agreement;

•	terminate, amend or modify any real property lease, material lease, or any other material contract, or enter into any new or additional material contracts (except in the ordinary course of business and in accordance with past practice);

•	undertake any material capital improvements projects;

•	institute or settle any litigation (subject to certain exceptions, such as settlements of less than $100,000);

•	create, incur or assume any short-term indebtedness (other than in the ordinary course of business), or create, incur or assume any long-term indebtedness, or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person;

•	enter into, adopt or amend any employee benefit plan of SRSC, SMC, SRL or BBD or their subsidiaries;

•	increase in any material respect the compensation or benefits of, or modify the employment terms of, the directors, officers or employees of SRSC, SMC, SRL or BBD or their subsidiaries;

•	pay or promise to pay any bonus to the directors, officers or employees of SRSC, SMC, SRL or BBD or their subsidiaries;

•	hire any new officers;

•	hire any new employees (except in the ordinary course of business);

•	terminate the employment of, or reassign, any employees other than non-officer employees in the ordinary course of business consistent with past practice;

•	increase the compensation or benefits payable under any existing employment, severance, or termination policies or agreements, or enter into any employment, deferred compensation, severance or other similar agreement with any director, officer or employee of SRSC, SMC, SRL or BBD or their subsidiaries, except for anniversary date adjustments for at-will employees;

•	enter into any collective bargaining agreement or similar labor agreement, or renew, extend or renegotiate any such existing agreements;

•	take any action that would make any representation or warranty of the Company or SKI untrue in any material respect;

•	take all commercially reasonable actions to cause SRSC, SMC, SRL or BBD and their subsidiaries to preserve their organizational structure and their goodwill;

•	exercise commercially reasonable efforts to cause SRSC, SMC, SRL or BBD and their subsidiaries to maintain their properties and assets in good working order (ordinary wear and tear excepted);

•	exercise commercially reasonable efforts to cause SRSC, SMC, SRL or BBD and their subsidiaries to comply in all material respect with all applicable laws; or

•	exercise commercially reasonable efforts to cause SRSC, SMC, SRL or BBD and their subsidiaries to maintain their books and records in a consistent manner.

In addition, under Article IX of the Purchase Agreement, Boyne agreed, with respect to the period prior to the closing, not to:

•	take any action or omit to take any action for the purpose of directly or indirectly preventing or materially delaying or materially impeding the consummation of the transactions contemplated by the Purchase Agreement; or

•	directly or indirectly authorize, commit or agree, in writing or otherwise, to take any action or actions which would make any representation of Boyne set forth in the Purchase Agreement untrue or incorrect in any material respect.

Conditions to Closing

Under Article VII of the Purchase Agreement, the obligation of Boyne to complete the closing is subject to the following conditions:

•	the Company’s and SKI’s representations and warranties shall be true and correct both as of the date of the Purchase Agreement and on the closing date, except where such failure to be true or correct, individually or in the aggregate, does not have and would not reasonably be expected to have a material adverse effect on either Sunday River or Sugarloaf, and the Company and SKI shall have performed and complied in all material respects with the covenants and agreements required under the Purchase Agreement to be performed and complied with by them on or prior to the closing date and the Company and SKI shall have delivered to Boyne a certificate signed by officers of the Company and SKI, to the foregoing effect;

•	there shall have occurred no change, effect, condition, event or circumstance which has had or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on either Sunday River or Sugarloaf;

•	no judgment, ruling, writ, injunction, order, arbitral award or decree has been rendered in any litigation which has the effect of enjoining the consummation of the transactions contemplated by the Purchase Agreement and no litigation is pending that would reasonably be expected to result in such judgment, ruling, writ, injunction, order, arbitral award or decree;

•	any approvals required under the HSR Act necessary for the consummation of the transactions contemplated by the Purchase Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated;

•	release of all liens securing certain disclosed financings and all liens securing monetary obligations;

•	delivery from the Company and SKI, as applicable, to Boyne of stock certificates representing all of the outstanding stock of SRSC, SMC, SRL, and BBD and executed stock powers concerning such stock;

•	execution and delivery by the Company and SKI of all related documents (including certain software license agreements and a transition services agreement) required to be executed by them at or prior to the closing;

•	receipt by Boyne of a statement from the Company that it is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

•	delivery by the Company and SKI of duly signed resignations, effective immediately after the closing, of all directors of SRSC, SMC, SRL and BBD and all of their respective subsidiaries and all officers of SRSC, SMC, SRL and BBD which are not on the payroll of SRSC, SMC, SRL or BBD;

•	all accounts payable and other obligations owing from any of SRSC, SMC, SRL and BBD to the Company or any of its affiliates shall have been cancelled and forgiven;

•	each title company shall have committed and prepared to deliver contemporaneously with the closing an Owner’s Policy of Title Insurance with respect to the real estate owned by SRSC, SMC, SRL and BBD in accordance with relevant specimen owner title insurance policies; and

•	receipt by Boyne of certain opinions of counsel to the Company, SKI, SRSC, SMC, SRL and BBD, tax clearance certificates and governmental authority approvals in form and substance satisfactory in all reasonable respects to Boyne and its counsel.

Under Article VIII of the Purchase Agreement, the obligations of the Company and SKI to complete the closing are subject to the following conditions:

•	Boyne’s representations and warranties shall be true and correct both as of the date of the Purchase Agreement and on and as of the closing date, except where such failure to be true or correct, individually or in the aggregate, does not have and would not be reasonably expected to have a material adverse effect on Boyne, and Boyne shall have performed and complied in all material respects with all material covenants and agreements required under the Purchase Agreement to be performed and complied with by it on or prior to the closing date and Boyne shall have delivered to the Company, a certificate signed by an officer of Boyne, to the foregoing effect;

•	no judgment, ruling, writ, injunction, order, arbitral award or decree has been rendered in any litigation which has the effect of enjoining the consummation of the transactions contemplated by the Purchase Agreement and no litigation is pending that would reasonably be expected to result in such judgment, ruling, writ, injunction, order, arbitral award or decree;

•	any approvals required under the HSR Act for the consummation of the transactions contemplated by the Purchase Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated;

•	20 days have elapsed since the Company mailed this Information Statement to its stockholders;

•	all accounts receivable and other obligations owing to SRSC, SMC, SRL or BBD from the Company or any of its affiliates shall have been cancelled and forgiven;

•	execution and delivery by Boyne of all related documents (including certain software license agreements) required to be executed by them at or prior to the closing; and

•	Boyne shall have provided substitute letters of credit for each of those letters of credit furnished by (or for the benefit of) SMC and SRSC and each shall have been unconditionally released by the beneficiary thereof.

Survival and Indemnification

Article X of the Purchase Agreement provides that the representations and warranties identified in Articles III and IV of the Purchase Agreement and the covenants and agreements of the parties contained in the Purchase Agreement to be performed on or prior to the closing shall terminate upon consummation of the closing, provided, however, that the representations and warranties of the Company and SKI regarding organization and qualification, title to stock, binding obligation, brokers, approvals, labor matters, employee benefit plans, real property, tax matters, certain representations relating to environmental matters and water rights; and certain representations and warranties of Boyne regarding power and authority and brokers; will survive the closing for a period of one year.

The Company and SKI, jointly and severally, will indemnify and hold harmless Boyne and its nominees, affiliates, officers, directors, employees and agents against any loss or liability suffered as a result of: (i) any breach of any of the representations or warranties made by the Company and SKI that survive the closing; (ii) any breach of any of covenant made by the Company or SKI; (iii) any loss or liability incurred by Boyne, SRSC, SMC, SRL or BBD or any of their respective subsidiaries arising out of development obligations with respect to Summit Hotel at the SRSC Resort, (iv) any loss or liability incurred by Boyne, SRSC, SMC, SRL or BBD or any of their respective subsidiaries arising out of a certain disclosed litigation, and (v) any breach of the confidentiality agreement in the Purchase Agreement in favor of Boyne, provided that such indemnification obligation shall only arise with respect to losses and liability suffered or incurred as a result of any breach of any surviving representation or warranty to the extent such losses or liabilities exceed $1,000,000 in the aggregate; provided, however, that the liability of the Company and SKI, excluding any liability pursuant to clause (iii) or (iv) above, will not exceed $2,000,000 in the aggregate; and provided, further, that with respect to clause (iii), such indemnification obligations will only arise with respect to losses and liability to the extent exceeding $250,000, but in no event will the liability of the Company and SKI with respect thereto exceed $1,000,000 in the aggregate and that, with respect to clause (iv), such indemnification obligations shall apply to all such losses and liability.

Boyne will indemnify and hold harmless the Company and each of its subsidiaries and their nominees, affiliates, officers, directors, employees and agents against any loss or liability, in full as such loss or liability is incurred, suffered as a result of: (i) any breach of any representation or warranty made by Boyne that survives the closing; (ii) any breach of any covenant made by Boyne; and (iii) any breach of the confidentiality agreement made in the Purchase Agreement in favor of the Company; provided that such indemnification obligation shall only arise with respect to losses and liability suffered or incurred as a result of any breach of any surviving representation or warranty to the extent such losses or liability in the aggregate exceed $1,000,000.

At the closing, Boyne will, on behalf of the Company and SKI, pay to the escrow agent from the purchase price payable to the Company and SKI, to the account designated by the escrow agent, an amount equal to $2,000,000, in accordance with the terms of the Purchase Agreement and the related escrow agreement (the “Indemnity Escrow Amount”). Any payment made by the Company or SKI under the indemnification provisions of the Purchase Agreement shall be paid first, to the extent there are sufficient funds in the escrow account, by release of funds from the escrow account by the escrow agent and, second, to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then the Company and SKI shall be required to pay all of such additional sums due. On the first anniversary of the closing date, the escrow agent will release the Indemnity Escrow Amount (to the extent not utilized to pay Boyne for any indemnification claims) to the Company and SKI, except that the escrow agent will retain the amount equal to the amount of indemnification claims asserted prior to the first anniversary of the closing date, but not yet resolved.

Termination

Article XII of the Purchase Agreement sets forth the rights of each party to terminate the Purchase Agreement prior to the closing of the Sunday River/Sugarloaf Sale and provides that the Purchase Agreement may be terminated at any time prior to closing as follows:

•	by the mutual consent of the Company, SKI, SRSC, SMC and Boyne;

•	by either party if (i) any court of competent jurisdiction or any governmental agency shall have issued any judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Purchase Agreement and (ii) such judgment or other action has become final and nonappealable; or

•	by any party at any time on or after July 31, 2007 if the closing has not occurred on or before such date, provided that no party will be entitled to terminate if such party is in willful breach of the Purchase Agreement;

•	by either party if the other party is in material breach of any of its representations, warranties, covenants or agreements under the Purchase Agreement (which continues unremedied for 30 days after written notice thereof); provided, however, that Boyne is not entitled to such 30-day period if it is in default of its obligation to pay the purchase price on the closing date; and provided, further, that if the Company or SKI is seeking termination, then neither the Company or SKI is then in breach in any material respect of its respective representations, warranties, covenants or agreements contained in the Purchase Agreement or if Boyne is seeking termination, then Boyne is not in breach in any material respect of any of its representations, warranties, covenants or agreements under the Purchase Agreement.

PLAN OF DISSOLUTION

The following is a summary of the material provisions of the plan of dissolution. A copy of the plan of dissolution is attached as Annex A to this Information Statement. This summary is not complete and is qualified in its entirety by reference to the plan of dissolution. The plan of dissolution provides for the Company’s complete dissolution and liquidation in accordance with the requirements of Delaware law and the Internal Revenue Code of 1986, as amended. We urge you to read the plan of dissolution for a more complete description of its terms and conditions.

General

In connection with the plan of dissolution, we expect that we will file a certificate of dissolution with the Secretary of State of the State of Delaware on or about 20 days after the mailing of this Information Statement to stockholders. Under the plan of dissolution, the Company will take the following actions at such times as the board of directors, in its absolute discretion, deems necessary, appropriate or advisable:

•	file a certificate of dissolution with the Secretary of State of the State of Delaware;

•	cease conducting normal business operations, except as may be required to sell its assets and wind up its business affairs;

•	take all actions required or permitted under the dissolution procedures of Section 281(b) of the DGCL;

•	pay or make reasonable provision for payment of its liabilities and obligations, including setting aside a contingency reserve, consisting of cash or other assets that the Company believes to be adequate for payment of its known liabilities, as well as claims that are unknown or have not yet arisen but that, based on facts known to the Company, are likely to arise or become known to the Company within ten years after the date of its dissolution; and

•	negotiate and consummate the sale of, or distribute to stockholders, all of the assets and properties of the Company, and all remaining properties, assets and funds to its stockholders or to liquidating trusts pursuant to the plan of dissolution and the DGCL within three years of the Consent Date.

Pursuant to the plan of dissolution, the Company will be liquidated as follows: after payment or provision for all the known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company), payment or distributions will be made to the holders of our Series C Preferred Stock in satisfaction of the liquidation preference of the Series C Preferred Stock before any payments or distributions are made to the holders of Common Stock and Class A Common Stock. Upon liquidation, the holders of our Series C-1 Preferred Stock will be entitled to the greater of (i) the liquidation preference of the Series C-1 Preferred Stock and (ii) the amount that would be received in liquidation following conversion of the Series C-1 Preferred Stock into Common Stock. Upon liquidation, the holders of our Series C-2 Preferred Stock will be entitled to the liquidation preference of the Series C-2 Preferred Stock. Holders of our Common Stock and Class A Common Stock are not expected to receive any payment or distribution with respect to their shares pursuant to our plan of dissolution after we make payments to our creditors and the holders of our Series C Preferred Stock. In the event distributions have not occurred prior to the date that is three years after the Consent Date, our remaining assets (other than certain stock or ownership interests in subsidiaries and certain ski resort assets which shall be distributed to stockholders) will be transferred to one or more liquidating trusts.

Following dissolution, the Company will cease conducting normal business operations, except as may be required to wind up its business affairs and to proceed with the dissolution and liquidation. We will continue our corporate existence solely for the purpose of engaging in activities appropriate for or consistent with the winding up and liquidation of our business and affairs and preserving the value of our remaining assets until they are sold or distributed to stockholders in the liquidation. Following dissolution, the Company will not be authorized to engage in any business activities other than those related to the winding-up of its affairs and preserving the value of its remaining assets as described above, thus limiting its exposure for business activities unrelated to the liquidation of its assets and the winding-up of its business. Our subsidiaries will continue their corporate existence and will continue to operate their assets in accordance with past practice until we sell them or distribute them to stockholders. We also intend to continue honoring all of our existing contractual commitments and will maintain adequate capitalization of our subsidiaries through the proceeds available to us from the resort sales which we have already completed until we sell them or distribute them to stockholders. We will continue to actively prosecute and defend all material litigation matters affecting the Company and its subsidiaries.

The plan of dissolution provides that our board of directors shall take all actions required or permitted under the dissolution procedures of Section 281(b) of the DGCL. These procedures require, among other things, the Company to:

•	pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Company;

•	make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of any pending action, suit or proceeding to which the Company is a party; and

•	make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on the facts known to the Company, are likely to arise or to become known within ten years after the date of dissolution.

Notwithstanding these provisions, the plan of dissolution also provides that our board of directors may proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Sections 280 and 281(a) thereof. Although we currently intend to follow the dissolution procedures of Section 281(b) of the DGCL, the board of directors may, at its option, instruct our officers to follow the procedures set forth in Sections 280 and 281(a) of the DGCL instead of those set forth in Section 281(b) of the DGCL. If the board of directors should so instruct our officers, they would, in accordance with Sections 280 and 281(a) of the DGCL, publish and deliver notice of dissolution to potential claimants, settle claims and post security as ordered by the Delaware Court of Chancery.

The adoption of the plan of dissolution by the stockholders of the Company constitutes full and complete authority for the board of directors and the officers of the Company, without further stockholder action, to do and perform any and all acts, and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the board of directors or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver all of the assets and properties of the Company; (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL; and (iv) to distribute any properties and assets of the Company and all remaining funds pro rata to the Company’s stockholders and in accordance with the liquidation preferences of the Company’s then outstanding shares of capital stock.

We expect to file a certificate of dissolution with the Secretary of State of the State of Delaware on or about 20 days after the mailing of this Information Statement to stockholders. We expect the dissolution to become effective, in accordance with the DGCL, immediately upon proper filing of the certificate of dissolution with the Secretary of State of the State of Delaware. Pursuant to the DGCL, the Company will continue to exist for three years after effectiveness of the dissolution, or for such longer period as the Delaware Court of Chancery directs, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against the Company, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized or any other business. Any legal action existing or commenced by or against us during the three-year dissolution period will not terminate by reason of the expiration of the period.

Abandonment or Amendment

Under the plan of dissolution, if for any reason our board of directors determines that such action would be in the best interests of the Company, it may amend, modify or abandon the plan of dissolution and all actions contemplated thereunder, including the proposed dissolution of the Company, notwithstanding stockholder approval of the plan of dissolution, to the extent permitted by the DGCL; provided, however, that the board of directors may not abandon the plan of dissolution following the filing of our certificate of dissolution without first obtaining shareholder consent.

Liquidation Distributions

Our board of directors will determine, in its sole discretion and in accordance with applicable law, the timing, amount and nature of, and the record dates for, distributions, if any, that the Company will make to stockholders pursuant to the plan of dissolution.

Liquidating distributions will be made to the stockholders of record, at the close of business on the date of filing of our certificate of dissolution with the Secretary of State of the State of Delaware, pro rata to stockholders of the same class in accordance with the respective number of shares then held of record by them and in accordance with the liquidation preferences of our then outstanding shares of capital stock; provided that in the opinion of our board of directors adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company).

Liquidation distributions will be made in cash or in kind, including in stock of, or ownership interests in, subsidiaries of the Company and ski resort assets. Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as our board of directors, in its absolute discretion, and in accordance with Section 281 of the DGCL, may determine. Our plan of dissolution provides however that we must complete the distribution of all of our properties and assets to stockholders or to liquidating trusts as provided below as soon as practicable following the filing of our certificate of dissolution with the Secretary of State of the State of Delaware and in any event on or prior to the date that is three years after the Consent Date (the “Final Distribution Date”).

If and to the extent deemed necessary, appropriate or desirable by our board of directors in its absolute discretion, we may establish and set aside as a Contingency Reserve a reasonable amount of cash and/or property to satisfy claims against the Company and other obligations of the Company, including, without limitations, (i) tax obligations, (ii) all expenses of the sale of our property and assets, (iii) the salary, fees and expenses of members of our board of directors, management and employees, (iv) expenses for the collection and defense of our property and assets, (v) legal fees and expenses and other brokerage fees, agency and other fees of professionals retained to provide services to us, and indemnification of our officers, directors and employees and (vi) all other expenses related to our dissolution and liquidation and the winding-up of our affairs.

The amount available for distribution, if any, will depend principally upon:

•	the value of the Company’s non-cash assets; and

•	the amount of existing and unknown claims and obligations of the Company.

Because of uncertainties concerning the ultimate net value of our non-cash assets and the amount of any unknown claims and obligations we may incur, we cannot currently predict the aggregate net value of assets that may be available for distribution to stockholders.

As of May 31, 2007, the Series C Preferred Stock had a liquidation preference of approximately $404.3 million. We believe that we will not be able to pay in full the liquidation preference of the outstanding shares of Series C Preferred Stock because we do not believe that we will be able to generate sufficient proceeds from our operations and the sale of our remaining assets to do so. We are prohibited from making any payments or distributions to the holders of our Common Stock or Class A Common Stock as long as the liquidation preference of our shares of Series C Preferred Stock has not been paid in full. In addition, we will continue to incur claims, obligations and expenses after we file our certificate of dissolution with the Secretary of State of the State of Delaware. These claims, obligations and expenses will further reduce the amount available for distribution to stockholders. As a result, holders of our Common Stock and Class A Common Stock are not expected to receive any payment or distribution with respect to their shares pursuant to our plan of dissolution after we make payments to our creditors and the holders of our Series C Preferred Stock.

Sales of Our Assets

The plan of dissolution gives our board of directors the authority to sell all of our properties and assets. Approval of the plan of dissolution constitutes stockholder approval of any and all such sales and we do not anticipate that we will require any further stockholder vote with respect to the approval of the specific terms of any particular asset sale approved by our board of directors. We may conduct sales by any means, including by competitive bidding or private negotiations. The prices at which we will be able to sell our various properties and assets will depend largely on factors beyond our control, including, without limitation, the supply and demand for such properties and assets, changes in interest rates, the condition of financial markets, the availability of financing to prospective purchasers of the properties and assets and regulatory approvals. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Our sale of an appreciated asset will result in the recognition of taxable gain to the extent that the fair market value of such asset exceeds our tax basis in such asset. We believe that we have sufficient useable net operating losses to offset substantially all of the federal income or gain that could be recognized by us for federal income tax purposes. As a result, the Company anticipates being subject only to the alternative minimum tax and related state tax liabilities.

Our Conduct Following Adoption Of The Plan

Following our dissolution, our activities will be limited to winding up our affairs, taking such actions as we believe may be necessary, appropriate, or desirable to preserve the value of our assets, and distributing our assets in accordance with the plan of dissolution. We will seek to distribute or liquidate all of our assets in such manner and upon such terms as our board of directors determines to be in the best interests of our stockholders. Following dissolution, the Company will cease conducting normal business operations, except as may be required to wind up its business affairs and to proceed with the dissolution and liquidation. We will continue our corporate existence solely for the purpose of engaging in activities appropriate for or consistent with the winding up and liquidation of our business and affairs and preserving the value of our remaining assets until they are sold or distributed to stockholders in the liquidation. Following dissolution, the Company will not be authorized to engage in any business activities other than those related to the winding-up of its affairs and preserving the value of its remaining assets as described above, thus limiting its exposure for business activities unrelated to the liquidation of its assets and the winding-up of its business. Our subsidiaries will continue their corporate existence and will continue to operate their assets in accordance with past practice until we sell them or distribute them to stockholders. We also intend to continue honoring all of our existing contractual commitments and will maintain adequate capitalization of our subsidiaries through the proceeds available to us from the resort sales which we have already completed until we sell them or distribute them to stockholders. We will continue to actively prosecute and defend all material litigation matters affecting the Company and its subsidiaries.

Following our dissolution, our directors, officers and any employees will receive compensation for the duties that each of them performs from time to time as determined by our board of directors and we will continue to indemnify our officers, directors, employees and agents in accordance with our Certificate of Incorporation and Amended and Restated Bylaws and any contractual arrangements for actions taken in connection with the plan of dissolution and the winding up of our affairs. Our obligation to indemnify such persons may be satisfied out of our remaining assets or the assets of any liquidating trust. Our board of directors and the trustees of any liquidating trust described below may obtain and maintain such insurance as they believe may be necessary, appropriate, or advisable to cover our indemnification obligations under the plan of dissolution, including, without limitation, directors’ and officers’ liability insurance.

The Company is in the process of implementing compensation arrangements with certain of the Company’s employees, including members of our senior management, which will entitle them to certain benefits in connection with the plan of dissolution. These may include payment of cash bonuses if all remaining resort properties are under contract for their sale by a given date and following the closing of such sales. The Company is also in the process of amending certain of the Company’s employment agreements with senior management.

Contingency Reserve

Under the DGCL, we generally are required, in connection with our dissolution, to pay or make reasonable provision for payment of our liabilities and obligations. Following our dissolution, we will pay all expenses and fixed and other known liabilities, or set aside a Contingency Reserve, consisting of cash or other assets that we believe to be adequate for payment of those known liabilities, as well as claims that are unknown or have not yet arisen but that, based on facts known to us, are likely to arise or become known to us within ten years after the date of our dissolution. We are currently unable to provide a precise estimate of the amount of any contingency reserve that may be required but any such amount will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of any Contingency Reserve will be based upon estimates and opinions of our board of directors, derived from consultations with management and outside experts, if the board of directors determines that it is advisable to retain such experts, and a review of, among other things, our estimated contingent liabilities and our estimated ongoing expenses, including, without limitation, anticipated salary and benefits payments, estimated legal and accounting fees, rent, payroll and other taxes, miscellaneous office expenses, facilities costs and expenses accrued in our financial statements. Even if established, a Contingency Reserve may not be sufficient to satisfy all of our obligations, expenses and liabilities, in which case a creditor could bring a claim against one or more of our stockholders for each such stockholder’s pro rata portion of the claim, up to the total amount distributed by us to that stockholder pursuant to the plan of dissolution. Once we have established a Contingency Reserve, commencing with the time of our initial distribution, from time to time we expect to distribute to our stockholders any portion of such Contingency Reserve that our board of directors deems no longer to be required.

Liquidating Trusts

If deemed necessary or advisable, our board of directors for any reason, may, from time to time, transfer any of our properties or assets to one or more liquidating trusts established for the benefit of our stockholders, which properties or assets would thereafter be sold or distributed on terms approved by the liquidating trustees (as defined below) of such trusts; provided that listed stocks or securities, readily-marketable assets, operating assets of a going business, unlisted stock of a single issuer that represents eighty percent (80%) or more of the stock of such issuer, and general or limited partnership interest (the “Excluded Assets”) shall not be transferred to a liquidating trust and shall instead be sold or distributed to stockholders. The purpose of any such liquidating trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to our stockholders, to distribute or sell such property on terms satisfactory to the liquidating trustees, and to distribute to our stockholders any net proceeds of such sale after paying any liabilities assumed by the trust. Our board of directors may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where our board of directors determines that it would not be in the best interests of the Company and our stockholders for such assets to be distributed directly to stockholders. Our board of directors may amend these provisions of our plan of dissolution without shareholder approval.

In addition, in the event we have not completed the distribution of our assets and properties to stockholders on or prior to the Final Distribution Date, all our remaining monies, properties, and assets and all interests therein (including any contingency reserve but excluding any Excluded Assets which will be sold or distributed to stockholders no later than on the Final Distribution Date) shall be transferred to one or more liquidating trusts, that shall exist for the principal purpose of liquidating and distributing the assets and properties transferred to them, and for the sole benefit of our stockholders. Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset or property cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. Any liquidating trust(s) acquiring all of our unsold assets will assume all of our liabilities and obligations as well and will be obligated to pay any expenses and liabilities that remain unsatisfied. If the Contingency Reserve transferred to a liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The liquidating trusts will be established pursuant to trust agreements to be entered into with one or more directors, officers or third party individuals or entities appointed by our board of directors to act as trustees thereunder (the “liquidating trustees”), substantially in the form attached as Exhibit A to our plan of dissolution. Under a liquidating trust, property is transferred to one or more liquidating trustees, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the applicable liquidating trust agreement. Immediately thereafter interests in the liquidating trust are distributed to our stockholders. For federal income tax purposes, stockholders will be taxed on the initial transfer as constructive liquidating distributions. See “Certain U.S. Federal Income Tax Consequences.” Liquidating trustees, in their capacity as trustee, will assume all of the obligations and liabilities of the Company with respect to the transferred assets, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities relating to these transferred assets, and any such conveyances to the liquidating trustees will be in trust for our stockholders. The transfer to the liquidating trust and distribution of interests therein to our stockholders will enable the Company to divest itself of the trust property and permit our stockholders to enjoy the economic benefits of ownership of such property. We anticipate that the interests would be evidenced only by the records of the liquidating trust, that there would be no certificates or other tangible evidence of such interests, and that no holder of our stock would be required to pay any cash or other consideration for the interests to be received in the distribution, subject to the surrender of stock certificates. Such interests in any liquidating trust shall not be transferable other than by will, intestate succession or operation of law.

Upon the determination by the liquidating trustee(s) of such trust that all of the trust’s liabilities have been satisfied, but in any event, not more than three years from the date of its creation, such liquidating trust shall, to the fullest extent permitted by law, make a final distribution of any remaining assets to the holders of the beneficial interests of the trust.

The adoption of the plan of dissolution by our stockholders constitutes full and complete shareholder approval of the appointment of the liquidating trustees, the execution of liquidating trust agreements and the transfer of our assets to the liquidating trusts. We have no present plans to use any liquidating trusts. However, our board of directors believes the flexibility provided by the plan of dissolution with respect to the liquidating trusts to be necessary, advisable, and appropriate.

Potential Liability Of Stockholders

Under the DGCL, in the event we fail to create an adequate Contingency Reserve, or should such Contingency Reserve and the assets held by any liquidating trust be insufficient to satisfy the aggregate amount ultimately found payable in respect of our expenses and liabilities, each stockholder could be held liable for amounts due creditors to the extent of amounts that such stockholder received from us and from any liquidating trust under the plan of dissolution. Each stockholder’s exposure to liability is limited to his, her, or its pro rata portion of the amounts due each creditor in the event we create an inadequate Contingency Reserve.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the Contingency Reserve and the assets of any liquidating trust, a creditor could seek an injunction against us to prevent us from making distributions under the plan of dissolution. Any such action could delay and substantially diminish cash distributions to our stockholders.

In addition, each stockholder will be deemed to have received a liquidation distribution from the Company equal to such stockholder’s pro rata share of the value of the net assets distributed to an entity that is treated as a liquidating trust for tax purposes. Therefore, the distribution could result in tax liability to our stockholders as interest holders without a distribution of cash or other liquid assets or other means of realizing the value of such interests in order to provide funds to pay such taxes. Also, our stockholders, as the deemed owners of the liquidating trust, would be taxed on their respective pro rata shares of any income earned by the liquidating trust. See “Certain U.S. Federal Income Tax Consequences.”

Final Record Date

We intend to discontinue recording transfers of our stock on the date on which we file our certificate of dissolution with the Secretary of State of the State of Delaware. This filing is expected to occur on or about 20 days after the mailing of this Information Statement to stockholders. After this time, there will be no further trading of our stock on the OTC Bulletin Board or otherwise and we will not record any further transfers of our stock on our books except by will, intestate succession, or operation of law. After the date of filing of our certificate of dissolution with the Secretary of State of the State of Delaware, we will not issue any new stock certificates, other than in connection with such permitted transfers or as replacement certificates. All liquidation distributions on or after the date of filing of our certificate of dissolution with the Secretary of State of the State of Delaware made by us or by a liquidating trust will be made to stockholders according to their holdings of stock as of the date of filing of our certificate of dissolution with the Secretary of State of the State of Delaware.

Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, any distributions otherwise payable by the Company or a liquidating trust to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate(s) evidencing his, her, or its stock has been lost, stolen, or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft, or destruction, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Trading Of Interests In Any Liquidating Trust

Interests in a liquidating trust that may be distributed to stockholders will not be transferable other than by will, intestate succession or operation of law. Any liquidating trust may be required to comply with the periodic reporting and proxy requirements of the Exchange Act.

As stockholders will be deemed to have received a liquidation distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests could result in tax liability to the interest holders, even though such holders will not readily be able to realize the value of such interests to pay such taxes or otherwise. Also, our stockholders, as the deemed owners of the liquidating trust, will be taxed on their respective pro rata shares of any income earned by the liquidating trust. See “Certain U.S. Federal Income Tax Consequences.”

Absence Of Appraisal Rights

Under the DGCL, our stockholders are not entitled to appraisal rights for their shares of stock in connection with the transactions contemplated by the plan of dissolution.

Treatment Of Stock Options

We intend to discontinue recording transfers of our stock on the date on which we file our certificate of dissolution with the Secretary of State of the State of Delaware. This filing is expected to occur on or about 20 days after the mailing of this Information Statement to stockholders. After we dissolve, shares of our stock will no longer be issuable upon exercise of outstanding options.

Payment Of Expenses

In the discretion of our board of directors, we may pay brokerage, agency, professional and other fees and expenses to any person rendering services to the Company in connection with the collection, sale, exchange or other disposition of our property and assets and the implementation of the plan of dissolution.

PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial data (the “Pro Forma Financial Data”) is derived from the historical financial statements of the Company. The Pro Forma Financial Data and the accompanying notes should be read in conjunction with the Company’s Form 10-K as filed with the SEC on October 30, 2006, and the Company’s quarterly reports on Form 10-Q as filed with the SEC on December 8, 2006, March 14, 2007 and June 13, 2007.

The unaudited condensed consolidated pro forma balance sheet as of April 29, 2007 gives effect to the Sunday River/Sugarloaf Sale and to the Killington/Pico sale, which occurred previously on May 11, 2007, as if the transactions had occurred on April 29, 2007. Actual account balances as of the closing dates will differ from those at April 29, 2007, and accordingly, the actual amounts and application of the net sales proceeds will differ from those presented herein.

The unaudited condensed consolidated pro forma statements of operations for the thirty-nine weeks ended April 29, 2007, the thirty-nine weeks ended April 30, 2006, and the year ended July 30, 2006, give effect to the Sunday River/Sugarloaf Sale and the Killington/Pico sale as if such transactions had occurred at the beginning of the fiscal year presented. Tax effects of pro forma adjustments were calculated at the statutory rate in effect during the periods for which pro forma condensed income statements are presented. However, tax effects of all pro forma adjustments resulted in offsetting adjustments in the valuation allowances that the Company has recorded against all existing net deferred income tax assets.

The unaudited condensed consolidated pro forma statements of operations disclose income (loss) from continuing operations before nonrecurring charges or credits directly attributable the Sunday River/Sugarloaf Sale and the Killington/Pico sale. Material nonrecurring charges or credits and related tax effects which result directly from the Sunday River/Sugarloaf Sale and the Killington/ Pico sale and which will be included in the income of the Company within the 12 months succeeding the transactions are disclosed separately in the accompanying notes.

The Company expects that the tax effects of the net gain generated from the Sunday River/Sugarloaf Sale and the Killington/Pico sale will be offset by its net operating loss carry-forwards for regular income tax purposes. As a result, the Company anticipates being subject only to the alternative minimum tax and state tax liabilities and has recorded an estimate of taxes payable based on the alternative minimum tax associated with these transactions.

This unaudited condensed consolidated pro forma financial data is not intended to be indicative of either future results of operations or results that might have been achieved had the transactions actually occurred on the dates specified. In the opinion of management, all adjustments necessary to present fairly this unaudited condensed consolidated pro forma financial data have been made based upon the terms and structure of the Sunday River/Sugarloaf Sale and the Killington/Pico sale.

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Balance Sheet Data
As of April 29, 2007
(In thousands)

		Killington/		Sunday River/
	April 29, 2007	Pico		Sugarloaf		Pro Forma
	as Reported	Adjustments	Notes	Adjustments	Notes	as Adjusted

ASSETS
Current Assets
Cash and cash equivalents	$64,414	$(4,829)	a,b,c	$71,688	f,g,h	$131,273
Restricted cash	232	20	b	(232)	g	20
Accounts receivable, net	10,918	149	b	(2,290)	g	8,777
Inventory	1,398	21	b	(993)	g	426
Prepaid expenses and other	2,416	(193)	b	(133)	g	2,090
Assets held for sale	91,400	(91,400)	b	—	—	—
Deferred income taxes	2,015	(298)	e	(233)	i	1,484

Total current assets	172,793	(96,530)		67,807		144,070

Property and equipment, net	117,609	—	—	(50,439)	g	67,170
Real estate developed for sale	1,540	—	—	(1,540)	g	—
Intangible assets, net	6,035	—	—	—	—	6,035
Other assets	7,438	3,444	a,b	1,592	f,g	12,474

Total assets	$305,415	$(93,086)		$17,420		$229,749

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Current portion of long-term debt	$1,382	$—	—	$(997)	g	$385
Accounts payable and other current liabilities	39,357	4,561	b,c,e	(5,197)	g,h,i	38,721
Deposits and deferred revenue	6,352	(240)	b	(549)	g	5,563
Liabilities related to assets held for sale	18,890	(18,890)	b,c	—	—	—
Subordinated notes and debentures	81,200	(81,200)	d	—	—	—

Total current liabilities	147,181	(95,769)		(6,743)		44,669

Long-term debt, net of current portion	1,133	—	—	(953)	g	180
Other long-term liabilities	2,578	—	—	(208)	g	2,370
Deferred income taxes	2,015	(298)	e	(233)	i	1,484
Mandatorily Redeemable Series B Preferred Stock	—	—	—	—	—	—
Mandatorily Redeemable Series C-1 Preferred Stock	78,085	—	—	—	—	78,085
Mandatorily Redeemable Series C-2 Preferred Stock	320,882	—	—	—	—	320,882
Mandatorily Redeemable Series D Preferred Stock	—	—	—	—	—	—

Total liabilities	551,874	(96,067)		(8,137)		447,670

Stockholders’ deficit
Common Stock, Class A	148	—	—	—	—	148
Common Stock	170	—	—	—	—	170
Additional paid-in capital	302,325	—	—	—	—	302,325
Accumulated deficit	(549,102)	2,981	d,e	25,557	i	(520,564)

Total stockholders’ deficit	(246,459)	2,981		25,557		(217,921)

Total liabilities and stockholders’ deficit	$305,415	$(93,086)		$17,420		$229,749

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Balance Sheet
Summary of Pro Forma Adjustments
As of April 29, 2007
(In thousands)

Balance Sheet Account	Note	Adjustment	Amount

Transactions associated with the Killington/Pico sale

Cash and cash equivalents	a	Record cash proceeds from the Killington/Pico sale	$82,816
	a	Record expenses related to the Killington/Pico sale	(1,500)
	b	Remove historical account balances related to Killington	(133)
	c	Repay Killington long-term debt obligations	(6,306)
	d	Fully repay the New Junior Subordinated Notes	(79,706)

			(4,829)

Restricted cash	b	Reclassify historical account balances related to Killington	20

			20

Accounts receivable, net	b	Reclassify historical account balances related to Killington	149

			149
Inventory	b	Reclassify historical account balances related to Killington	21

			21

Prepaid expenses	b	Remove historical account balances related to Killington	(193)

			(193)

Assets held for sale	b	Remove historical account balances related to Killington	(91,400)

			(91,400)

Deferred income taxes	e	Tax impact of Killington/Pico sale	(298)

			(298)

Other assets	a	Record indemnity escrow amount	3,000
	b	Reclassify historical account balances related to Killington	444

			3,444

Accounts payable and other current liabilities	b	Reclassify historical account balances related to Killington	4,229
	e	Record income tax payable from Killington/Pico sale	332

			4,561

Deposits and deferred revenue	b	Remove historical account balances related to Killington	(240)

			(240)

Liabilities related to assets held for sale	b	Remove historical account balances related to Killington	(12,584)
	c	Repay Killington long-term debt obligations	(6,208)
	c	Repay accrued interest on Killington long-term debt	(98)

			(18,890)

Subordinated notes and debentures	d	Fully repay the New Junior Subordinated Notes	(79,424)
	d	Fully repay accrued interest due on the New Junior Subordinated Notes	(282)
	d	Reversal of accrued interest upon early repayment of the New Junior
		Subordinated Notes	(1,494)

			(81,200)

Deferred income taxes	e	Tax impact of Killington/Pico sale	(298)

			(298)

Accumulated deficit	d	Reversal of accrued interest upon early repayment of the New Junior
		Subordinated Notes	1,494
	e	Gain on Killington/Pico sale	1,819
	e	Tax impact of Killington/Pico sale	(332)

			2,981

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Balance Sheet
Summary of Pro Forma Adjustments — (Continued)
As of April 29, 2007
(In thousands)

Balance Sheet Account	Note	Adjustment	Amount

Transactions associated with the Sunday River/Sugarloaf Sale

Cash and cash equivalents	f	Record cash proceeds from the Sunday River/Sugarloaf Sale	$75,000
	f	Record expenses related to the Sunday River/Sugarloaf Sale	(1,900)
	g	Remove historical account balances related to Sunday River/Sugarloaf	(597)
	h	Repay obligations of Sunday River/Sugarloaf not assumed by purchasers	(815)

			71,688

Restricted cash	g	Remove historical account balances related to Sunday River/Sugarloaf	(232)

			(232)

Accounts receivable, net	g	Remove historical account balances related to Sunday River/Sugarloaf	(2,290)

			(2,290)

Inventory	g	Remove historical account balances related to Sunday River/Sugarloaf	(993)

			(993)

Prepaid expenses	g	Remove historical account balances related to Sunday River/Sugarloaf	(133)

			(133)

Deferred income taxes	i	Tax impact of Sunday River/Sugarloaf Sale	(233)

			(233)

Property and equipment, net	g	Remove historical account balances related to Sunday River/Sugarloaf	(50,439)

			(50,439)

Real estate developed for sale	g	Remove historical account balances related to Sunday River/Sugarloaf	(1,540)

			(1,540)

Other assets	f	Record Indemnity Escrow Amount	2,000
	g	Remove historical account balances related to Sunday River/Sugarloaf	(408)

			1,592

Current portion of long-term debt	g	Remove historical account balances related to Sunday River/Sugarloaf	(997)

			(997)

Accounts payable and other current liabilities	g	Remove historical account balances related to SundayRiver/Sugarloaf	(4,996)
	h	Repay obligations of Sunday River/Sugarloaf not assumed by purchasers	(815)
	i	Record income tax payable from Sunday River/Sugarloaf Sale	614

			(5,197)

Deposits and deferred revenue	g	Remove historical account balances related to Sunday River/Sugarloaf	(549)

			(549)

Long-term debt, net of current portion	g	Remove historical account balances related to Sunday River/Sugarloaf	(953)

			(953)

Other long term liabilities	g	Remove historical account balances related Sunday River/Sugarloaf	(208)

			(208)

Deferred income taxes	i	Tax impact of Sunday River/Sugarloaf Sale	(233)

			(233)

Accumulated deficit	i	Gain on Sunday River/Sugarloaf Sale	26,171
	i	Tax impact of Sunday River/Sugarloaf Sale	(614)

			25,557

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the 39 Weeks Ended April 29, 2007
(In thousands, except per share amounts)

	39 Weeks Ended
	April 29,	Sunday River/
	2007	Sugarloaf		Pro Forma
	as Reported	Adjustments	Notes	as Adjusted

Net Revenues
Resort	$91,307	$(51,737)	g	$39,570
Real Estate	4,767	(3,673)	g	1,094

Total net revenues	96,074	(55,410)		40,664
Operating expenses
Resort	57,329	(32,890)	g	24,439
Real estate	3,248	(1,857)	g	1,391
Marketing, general and administrative	32,607	(6,987)	g	25,620
Depreciation and amortization	10,290	(5,567)	g	4,723

Total operating expenses	103,474	(47,301)		56,173

Loss from operations	(7,400)	(8,109)		(15,509)

Interest expense	(40,920)	203	g	(40,717)
Interest income	590	—	—	590

Loss from continuing operations	(47,730)	(7,906)		(55,636)
Benefit for income taxes	—	—	—	—

Net loss from continuing operations	$(47,730)	$(7,906)		$(55,636)

Basic and diluted loss per common share
Loss from continuing operations	$(1.50)			$(1.75)

Basic and diluted weighted average common shares outstanding	31,742			31,742

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the 39 Weeks Ended April 30, 2006
(In thousands, except per share amounts)

	39 Weeks Ended
	April 30,	Sunday River/
	2006	Sugarloaf		Pro Forma
	as Reported	Adjustments	Notes	as Adjusted

Net Revenues
Resort	$89,542	$(50,320)	g	$39,222
Real Estate	2,979	(1,772)	g	1,207

Total net revenues	92,521	(52,092)		40,429
Operating expenses
Resort	55,777	(31,452)	g	24,325
Real estate	3,467	(1,353)	g	2,114
Marketing, general and administrative	22,227	(6,706)	g	15,521
Depreciation and amortization	11,365	(6,050)	g	5,315

Total operating expenses	92,836	(45,561)		47,275

Loss from operations	(315)	(6,531)		(6,846)

Interest expense	(35,776)	205	g	(35,571)
Interest income	173	—	—	173
Gain on sale of property	169	—	—	169

Loss from continuing operations	(35,749)	(6,326)		(42,075)
Benefit for income taxes	—	—	—	—

Net loss from continuing operations	$(35,749)	$(6,326)		(42,075)

Basic and diluted loss per common share
Net loss from continuing operations	$(1.13)			$(1.33)

Basic and diluted weighted average common shares outstanding	31,738			31,738

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the Year Ended July 30, 2006
(In thousands, except per share amounts)

	Year Ended
	July 30,
	2006	Sunday River/
	Continuing	Sugarloaf		Pro Forma
	Operations	Adjustments	Notes	as Adjusted

Net Revenues
Resort	$95,136	$(52,609)	g	$42,527
Real Estate	3,891	(2,233)	g	1,658

Total net revenues	99,027	(54,842)		44,185
Operating expenses
Resort	63,556	(35,872)	g	27,684
Real estate	4,418	(1,733)	g	2,685
Marketing, general and administrative	27,904	(8,344)	g	19,560
Depreciation and amortization	12,193	(6,128)	g	6,065
Loss on disposal of commercial property	917	—	—	917

Total operating expenses	108,988	(52,077)		56,911

Income (loss) from operations	(9,961)	(2,765)		(12,726)

Interest expense	(48,387)	249	g	(48,138)
Interest income	252	—	—	252
Gain on sale of property	169	—	—	169

Loss from continuing operations	(57,927)	(2,516)		(60,443)
Benefit for income taxes	—	—	—	—

Net loss from continuing operations	$(57,927)	$(2,516)		$(60,443)

Basic and diluted loss per common share
Net loss from continuing operations	$(1.83)			$(1.90)

Basic and diluted weighted average common shares outstanding	31,738			31,738

American Skiing Company and Subsidiaries

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statement Data

General

On February 16, 2007, the Company and its subsidiaries Killington, Ltd. and Pico Ski Area Management Company, Inc. entered into the Killington/Pico Purchase Agreement to sell the assets of Killington/Pico. The Company completed the transaction on May 11, 2007, and used the net proceeds from the sale to repay substantially all of its remaining indebtedness outstanding, other than the Series C-1 and Series C-2 Preferred Stock. The results from operations of Killington for the periods ended April 29, 2007 and April 30, 2006, and for the year ended July 30, 2006, have been included as discontinued operations in the Company’s consolidated financial statements, and therefore are not included in the results from continuing operations in the accompanying condensed consolidated pro forma statements of operations. Accordingly, no pro forma adjustments are presented in the pro forma statements of operations. The accompanying condensed consolidated pro forma balance sheet as of April 29, 2007, assumes that the sale was completed as of that date. Actual account balances as of the actual closing date differed from those at April 29, 2007, and accordingly, the actual amounts and application of the net sales proceeds differed from those presented herein.

On June 4, 2007, the Company and its subsidiaries SRSC and SMC, entered into the Purchase Agreement to sell Sunday River/Sugarloaf. The Company expects the transaction to close on or before July 31, 2007 and expects to use the net proceeds from the sale for working capital purposes or as otherwise determined by the board of directors of the Company. The accompanying condensed consolidated pro forma statements of operations remove the results from operations of Sunday River and Sugarloaf as if the transaction had occurred at the beginning of the fiscal year presented. The accompanying condensed consolidated pro forma balance sheet as of April 29, 2007 assumes that the sale was completed as of that date. Actual account balances as of the actual closing date will differ from those at April 29, 2007, and accordingly, the actual amounts and application of the net sales proceeds will differ from those presented herein.

All material nonrecurring charges and credits directly attributable to the Killington/Pico sale and the Sunday River/Sugarloaf Sale are included in the accompanying condensed consolidated pro forma balance sheet. These nonrecurring charges and credits, and the related tax effects have been excluded from the accompanying condensed consolidated pro forma statements of operations. These include the following pro forma adjustments as referenced in the notes following:

(d) Gain related to early repayment of the Company’s New Junior Subordinated Notes;

(e) Gain and related tax impact from the Killington/Pico sale; and

(i) Gain and related tax impact from the Sunday River/Sugarloaf Sale.

Tax effects of pro forma adjustments were calculated at the statutory rate in effect during the periods for which condensed consolidated pro forma income statements are presented. However, tax effects of all pro forma adjustments resulted in offsetting adjustments in the valuation allowances that the Company has recorded against all existing net deferred income tax assets.

The Company expects that the tax effects of the net gain that it will generate from the Killington/Pico sale and the Sunday River/Sugarloaf Sale will be offset by its net operating loss carry-forwards for regular income tax purposes. As a result, the Company anticipates being subject only to the alternative minimum tax and state tax liabilities and has recorded an estimate of taxes payable based on the alternative minimum tax associated with these transactions.

American Skiing Company and Subsidiaries

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statement Data — (Continued)

Adjustments related to the Killington/Pico sale

(a) The Company completed the Killington/Pico sale on May 11, 2007. The purchase price was $83.5 million, including assumption of approximately $5 million of debt and other liabilities ($5.0 million on a pro forma basis as of April 29, 2007), and was subject to certain working capital adjustments ($2.3 million on a pro forma basis as of April 29, 2007). The net sales price ($85.8 million on a pro forma basis) was paid in cash. Of this amount, $3.0 million is to be held in an escrow account until June 30, 2008. In addition, the Company paid approximately $1.5 million in closing costs at the time of closing, resulting in net cash proceeds on a pro forma basis of $81.3 million.

(b) All results of operations and historical balance sheet account balances related to the operations and the assets and liabilities sold have been removed from the pro forma financial statements. Certain amounts classified as assets held for sale or as liabilities related to assets held for sale as of April 29, 2007, and retained by the Company subsequent to the closing, have been reclassified to their original balance sheet classifications.

(c) In connection with the closing, the Company paid the remaining balances of certain debt obligations of Killington/Pico. These totaled $6.3 million as of April 29, 2007, including subordinated notes and debentures of $6.2 million and accrued interest of $0.1 million.

(d) The Company fully repaid the remaining balance of principal and interest due on its New Junior Subordinated Notes ($79.7 million on a pro forma basis as of April 29, 2007). Because of differences in the methods of accrual and payment of interest on these notes, the Company realized a gain upon their final repayment, which, on a pro forma basis as of April 29, 2007, would have been approximately $1.5 million.

(e) On a pro forma basis as of April 29, 2007, the Killington/Pico sale would have resulted in a gain of $1.8 million for financial reporting purposes and $24.8 million for income tax purposes, which, based on pro forma calculations of alternative minimum tax, would result in taxes payable of $0.3 million.

Adjustments related to the Sunday River/Sugarloaf Sale

(f) On June 4, 2007, the Company and certain of its subsidiaries entered into the Purchase Agreement. The purchase price to be paid is $77.0 million in cash, plus the assumption of approximately $2.0 million of debt and other liabilities ($2.0 million on a pro forma basis as of April 29, 2007). Of this amount, $2.0 million is to be held in an indemnity escrow account for one year following the closing date. The purchase price is subject to certain customary adjustments, including reimbursement of the Company for certain pre-closing capital expenditures of SRSC and SMC, as set forth in the Purchase Agreement. In addition, the Company expects to pay approximately $1.9 million in closing costs at the time of closing, resulting in net cash proceeds on a pro forma basis of $73.1 million.

(g) All results of operations and historical balance sheet account balances related to the operations and the assets and liabilities sold have been removed from the pro forma financial statements.

(h) In connection with the closing, the Company expects to repay certain liabilities not specifically assumed by the purchasers, which totaled approximately $0.8 million as of April 29, 2007.

(i) On a pro forma basis as of April 29, 2007, the Sunday River/Sugarloaf Sale would have resulted in a gain of $26.2 million for financial reporting purposes and $41.7 million for income tax purposes, which, based on pro forma calculations of alternative minimum tax, would result in taxes payable of $0.6 million.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

We intend the following discussion to provide only a general summary of certain U.S. federal income tax consequences of the Sunday River/Sugarloaf Sale and the plan of dissolution to the Company and its stockholders. Stockholders should consult their own tax advisors as to the U.S. federal income tax consequences of the receipt of any liquidating distributions or interests held in any liquidating trust, as well as the effects of state, local and non-U.S. tax laws. This summary does not address the treatment of stockholders under the laws of any state, local or foreign taxing jurisdiction. This discussion does not purport to be a complete analysis or description of all potential federal income tax consequences of the plan of dissolution.

This discussion describes certain U.S. federal income tax consequences of the Sunday River/Sugarloaf Sale and the plan of dissolution. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein. In addition, the following discussion does not address the tax consequences to the Company of the plan of dissolution under foreign tax laws, or the tax consequences of transactions, other than the Sunday River/Sugarloaf Sale, effectuated prior or subsequent to, or concurrently with, the plan of dissolution, whether or not any such transactions are undertaken in connection with the plan of dissolution. This discussion has no binding effect on the Internal Revenue Service (the “IRS”) or the courts and assumes that the Company will liquidate substantially in accordance with the plan of dissolution.

Distributions, if any, to stockholders pursuant to the plan of dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion presents the opinion of the Company. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the plan of dissolution, and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to the stockholders and the Company from the liquidation.

CONSEQUENCES TO THE COMPANY

For U.S. federal income tax purposes, the Company will recognize gain or loss from the Sunday River/Sugarloaf Sale equal to the difference between the amount the Company realizes from such sale and the aggregate adjusted tax basis of the Company in the assets sold. The ability of the Company to utilize losses may be subject to limitations under the Code or applicable Treasury regulations (including limitations on the deduction of losses relating to the sale of a subsidiary’s stock under the consolidated return rules). The Company will be subject to U.S. federal income tax on any gain recognized on the Sunday River/Sugarloaf Sale. The Sunday River/Sugarloaf Sale will not have significant tax consequences with respect to our stockholders, unless and until a distribution is made.

After the approval of the plan of dissolution and until the liquidation is completed, the Company will continue to be subject to tax on the Company’s taxable income. The Company will recognize gain or loss upon any liquidating distribution of property to stockholders or to a liquidating trust, if any, as if such property were sold to the stockholders or liquidating trust. The amount of such gain or loss will equal the difference between the Company’s adjusted tax basis for each asset and the asset’s fair market value on the date of distribution.

CONSEQUENCES TO STOCKHOLDERS

As a result of the liquidation of the Company, a stockholder will recognize gain or loss equal to the difference between (a) the sum of the amount of money and the fair market value of property, other than money, distributed to such stockholder directly or to a liquidating trust, if any, on the stockholder’s behalf, and (b) such stockholder’s tax basis in its shares of Common Stock. A stockholder’s tax basis in its shares will generally equal the stockholder’s cost for its shares of Common Stock. The gain or loss will be a capital gain or loss, assuming the shares are held as a capital asset. Long-term capital gain realized by a stockholder that is an individual, estate or trust is generally taxed at a maximum federal tax rate of 15%. A capital gain or loss will be long term with respect to stock that has been held by a stockholder for more than one year. Capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, up to $3,000 of ordinary income annually. The tax basis of any property other than cash received by each stockholder upon the complete liquidation of the Company will be the fair market value of the property at the time of the distribution. If it were to be determined that distributions made pursuant to the plan of dissolution were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income rates or at qualified dividend rates, if the dividend meets the qualifications specified in IRC Section 1(h)(11)(B).

When the Company liquidates, stockholders may receive one or more liquidating distributions, including a deemed distribution of cash and property transferred to a liquidating trust, if any. The amount of any distribution should be applied first to reduce a stockholder’s tax basis in its shares of the Company’s capital stock, but not below zero. The amount of the distributions in excess of a stockholder’s basis in its shares of the Company’s capital stock will be gain, and should be recognized in the year the distribution is received, or transferred to the liquidating trust. If the amount of the distributions is less than the stockholder’s basis in its shares of Common Stock, the stockholder will generally recognize a loss in the year in which the final distribution is received by the stockholder or by the liquidating trust on behalf of the stockholder. If a stockholder owns more than one block of shares of the Company’s capital stock, the amount of any distribution must be allocated among the several blocks of shares owned by the stockholder in the proportion that the number of shares in a particular block bears to the total number of shares owned by the stockholder.

When the Company liquidates, the Company will provide its stockholders and the IRS with a statement of the amount of cash and its best estimate of the fair market value of any property distributed to its stockholders or transferred to the liquidating trust during that year as determined by the Company, at such time and in such manner as required by the Treasury regulations. The Company cannot assure its stockholders that the IRS will not challenge any such valuation.

LIQUIDATING TRUST

If the Company transfers assets to the liquidating trust, stockholders will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property other than cash transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject. The distribution will be treated as a distribution in liquidation of the stockholder’s Common Stock. The effect of the distribution on a stockholder’s tax basis in its shares of Common Stock is discussed above in “Consequences to Stockholders.”

After formation of the liquidating trust, stockholders must take into account for federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust. The income, expense, gain or loss recognized by the liquidating trust will not affect the stockholder’s basis in its Common Stock.

As a result of the transfer of property to the liquidating trust and the ongoing activities of the liquidating trust, stockholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax.

The Company believes the liquidating trust will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. Accordingly, the liquidating trust itself should not be subject to income tax.

The Company has not obtained any IRS ruling as to the tax status of the liquidating trust, and there is no assurance that the IRS will agree with the Company’s conclusion that the liquidating trust should be treated as a liquidating trust for federal income tax purposes. If, contrary to the Company’s expectation, it were determined that the liquidating trust should be classified for federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the stockholders, and the liquidating trust would be required to pay federal income taxes at corporate tax rates. Furthermore, much of the foregoing discussion would no longer be accurate. For instance, all or a portion of any distribution made to the stockholders from the liquidating trust could be treated as a dividend subject to tax at ordinary income tax rates.

CONTINGENT LIABILITIES

At the time the final distribution is distributed to the stockholders, the Company may have liabilities that are contingent to the point they cannot be accounted for in computing the stockholder’s gain or loss on liquidation. Under such circumstances, a stockholder may be compelled to pay such stockholder’s pro rata share of certain liabilities as a transferee of the Company’s assets. When such liability (whether a tax liability or otherwise) is paid by the stockholder as a transferee of the Company, the stockholder will realize a capital loss rather than an ordinary loss in the amount of the payment, to the extent the stockholder has recognized capital gains or to offset, generally, up to $3,000 of ordinary income.

TAXATION OF NON-UNITED STATES STOCKHOLDERS

Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the plan of dissolution.

CERTAIN STATE AND LOCAL INCOME TAX CONSEQUENCES

The Company’s stockholders may be subject to liability for state and local taxes with respect to the receipt of liquidating distributions and their interests in the liquidating trust. State and local tax laws may differ in various respects from federal income tax law. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the plan of dissolution.

THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER OF THE COMPANY. THE TAX CONSEQUENCES OF THE PLAN OF DISSOLUTION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. THE COMPANY RECOMMENDS THAT EACH STOCKHOLDER CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE PLAN OF DISSOLUTION.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 6, 2007, there were 16,997,813 issued and outstanding shares of Common Stock, 14,760,530 shares of Class A Common Stock convertible into 14,760,530 shares of Common Stock, 150,000 shares of Series B Preferred Stock, 40,000 shares of Series C-1 Preferred Stock convertible into 63,295,578 shares of Common Stock and 139,453 shares of Series C-2 Preferred Stock. Each share of our Common Stock and each share of Class A Common Stock entitles its holder to one vote on each matter submitted to the stockholders, and each share of Series C-1 Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of Common Stock such share of Series C-1 Preferred Stock is convertible into. The holders of the Series B Preferred Stock and Series C-2 Preferred Stock are not entitled to voting rights.

Security Ownership Of Certain Beneficial Owners And Management

Set forth in the following table is the beneficial ownership of Common Stock as of June 6, 2007, for all directors and named executive officers and all directors and executive officers as a group. No director or executive officer beneficially owned any Class A Common Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock as of June 6, 2007.

	Common Stock(2)			Stock(3)
Directors and Executive Officers(1)	Shares		%	%

William J. Fair(4)	400,000		2.30%	*
Helen E. Wallace	—		—	—
Stan Hansen(4)	27,500		*	*
Foster A. Stewart, Jr.(4)	94,000		*	*
Edward V. Dardani, Jr.	—	(5)	—	—
Robert J. Branson(4)	5,000		*	*
J. Taylor Crandall	—	(6)	—	—
David B. Hawkes(7)	21,000		*	*
Gordon M. Gillies(8)	21,000		*	*
Steven B. Gruber	—	(9)	—	—
William Janes	—	(10)	—	—
Paul Wachter(11)	30,000		*	*
Directors and Executive Officers as a group(12)	598,500		3.40%	*	%

*	Less than one percent

(1)	The executive officers in this table are Messrs. Fair, Hansen and Stewart, and Ms. Wallace.

(2)	In computing the number of equity securities that a person shall have the right to acquire, equity securities that may be acquired within 60 days of June 6, 2007 pursuant to options, warrants or otherwise shall be deemed beneficially owned by such person. For purposes of computing the percentage of outstanding shares of a class of equity securities beneficially owned by such person, such equity securities that may be acquired within 60 days of June 6, 2007 shall be deemed to be outstanding for purposes of computing the ownership percentage of the class of equity securities owned by such person but shall not be deemed to be outstanding for purposes of computing the ownership percentage of the class of any other person.

(3)	Including shares of Series C-1 Preferred Stock not held by any of the Company’s directors or executive officers.

(4)	All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

(5)	Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Dardani, one of the Company’s directors, is a limited partner of certain Majority Stockholders. Mr. Dardani disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(6)	Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Crandall, one of the Company’s directors, is a Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Majority Stockholders. Mr. Crandall disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(7)	Includes 17,500 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

(8)	Includes 20,000 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

(9)	Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Gruber, one of the Company’s directors, is a Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Majority Stockholders. Mr. Gruber disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(10)	Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Janes, one of the Company’s directors, is a limited partner of certain other Majority Stockholders. Mr. Janes disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(11)	Includes 17,500 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan to Mr. Wachter, and 12,500 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan to Main Street Advisors, Inc., in which Mr. Wachter is a principal.

(12)	Includes 594,000 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

Information as to Certain Stockholders

Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than 5% of any class of the Company’s voting securities as of June 6, 2007. The holders of Series B Preferred Stock have contractually agreed with the Company not to exercise their right to vote such shares, other than with respect to the election of directors.

									% of All
	Common Stock Beneficially Owned(1)			Class A Common Stock Beneficially Owned		Series B & C1 Preferred Stock Beneficially Owned			Voting Stock
Five Percent			% of		% of			% of	Beneficially
Stockholders	Shares		Class	Shares	Class	Shares		Class	Owned(2)

Oak Hill Capital Partners, L.P.(3)	879,133	(3)	5.53%	—	—	B-131,807	(3)	87.79%	59.50%
201 Main Street						C1-35,165	(3)	87.79%
Fort Worth, Texas 76102
Oak Hill Capital Management Partners, L.P.(4)	22,200	(4)	*	—	—	B-3,330	(4)	2.22%	1.50%
201 Main Street						C1-888	(4)	2.22%
Fort Worth, Texas 76102
Oak Hill Securities Fund, L.P.(9)	23,848	(5)	*	—	—	B-7,400	(5)	4.99%	1.61%
201 Main Street						C1-954	(5)	—
Fort Worth, Texas 76102
Oak Hill Securities Fund Liquidating Trust	25,486	(6)	*	—	—	C1-1,020	(6)	—	1.72%
201 Main Street
Fort Worth, Texas 76102
Oak Hill Securities Fund II, L.P.(5)	49,333	(7)	*	—	—	B-7,400	(7)	4.99%	3.33%
201 Main Street						C1-1,973	(7)	4.99%
Fort Worth, Texas 76102
OHCP Ski, L.P.(9)	13,333	(8)	*	—	—	B-2,000	(8)	1.33%	0.90%
201 Main Street						C1-533	(8)	1.33%
Fort Worth, Texas 76102
Leslie B. Otten	680,000	(10)	3.85%	14,760,530	100%	—		—	16.15%
P.O. Box 547 Bethel, ME 04217

*	Less than one percent

(1)	Does not give effect to the conversion of the Series C-1 Preferred Stock. As of June 6, 2007, each share of Series C-1 Preferred Stock was convertible into 1,579.31 shares of Common Stock. If each of the following entities had converted the shares of Series C-1 Preferred Stock held by it as of June 6, 2007, each would beneficially own the following number of shares of Common Stock (inclusive of the Common Stock already beneficially owned prior to such conversion) and the following percentage of shares of Common Stock (which percentages are calculated by assuming that no other entity had converted its shares of Series C-1 Preferred Stock): Oak Hill Capital Partners, L.P. (56,480,412 shares; 76.87%); Oak Hill Capital Management Partners, L.P. (1,424,623 shares; 7.73%); Oak Hill Securities Fund, L.P. (1,530,505 shares; 8.26%); Oak Hill Securities Fund Liquidating Trust (1,636,378 shares; 8.78%); Oak Hill Securities Fund II, L.P. (3,165,303 shares; 15.70%) and OHCP Ski, L.P. (855,103 shares; 4.79%).

(2)	Percentages include Series C-1 Preferred Stock on an as-converted basis. As of June 6, 2007, each share of Series C-1 Preferred Stock was convertible into 1,579.31 shares of Common Stock.

(3)	Includes 13,333 shares of Common Stock, 2,000 shares of Series B Preferred Stock and 533 shares of Series C-1 Preferred Stock held directly by OHCP Ski, L.P., as Oak Hill Capital Partners, L.P. is the general partner of OHCP Ski, L.P. However, Oak Hill Capital Partners, L.P. disclaims such beneficial ownership. Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., and OHCP GenPar, L.P., the general partner of Oak Hill Capital Partners, L.P. may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(4)	Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., and OHCP GenPar, L.P., the general partner of Oak Hill Capital Management Partners, L.P., may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

(5)	Each of Glenn R. August, the Majority Stockholder of Oak Hill Securities MGP, Inc., Oak Hill Securities MGP, Inc., the general partner of Oak Hill Securities GenPar, L.P. and Oak Hill Securities GenPar, L.P., the general partner of Oak Hill Securities Fund, L.P. may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

(6)	Each of Glenn R. August, the Majority Stockholder of Oak Hill Securities MGP, Inc., Oak Hill Securities MGP, Inc., the general partner of Oak Hill Securities GenPar, L.P. and Oak Hill Securities GenPar, L.P., the administrative trustee of Oak Hill Securities Fund Liquidating Trust may be deemed beneficial owner of the shares of capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

(7)	Each of Glenn R. August, the Majority Stockholder of Oak Hill Securities MGP II, Inc., Oak Hill Securities MGP II, Inc., the general partner of Oak Hill Securities GenPar II, L.P., and Oak Hill Securities GenPar II, L.P., the general partner of Oak Hill Securities Fund II, L.P. may be deemed the beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

(8)	Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., OHCP GenPar, L.P., the general partner of Oak Hill Capital Partners, L.P., the general partner of OHCP Ski, L.P., and Oak Hill Capital Partners, L.P., may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

(9)	Each entity referred to in footnotes 3 to 8 inclusive, as well as Oak Hill Capital Management, Inc., which directly holds options to purchase 65,000 shares of the Common Stock may be deemed to be a member of a “group” for purposes of Section 13(d) of the Exchange Act. However, each such entity disclaims such group membership as well as the beneficial ownership of the shares owned by any other entity in excess of such entity’s direct or indirect pecuniary interest in such shares. Together the Majority Stockholders beneficially own 100% of the Series B Preferred Stock and the Series C-1 Preferred Stock as well as 67.62% of the Company’s outstanding voting stock.

(10)	Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

In computing the number of equity securities that a person shall have the right to acquire, equity securities that may be acquired within 60 days of June 6, 2007 pursuant to options, warrants or otherwise shall be deemed beneficially owned by such person. For purposes of computing the percentage of outstanding shares of a class of equity securities beneficially owned by such person, such equity securities that may be acquired within 60 days of June 6, 2007 shall be deemed to be outstanding for purposes of computing the ownership percentage of the class of equity securities owned by such person but shall not be deemed to be outstanding for purposes of computing the ownership percentage of the class of any other person.

NO DISSENTERS’ RIGHTS

Stockholders of the Company are not entitled to appraisal or dissenters’ rights with respect to the Sunday River/Sugarloaf Sale or the plan of dissolution under Delaware law or the Company’s Certificate of Incorporation or Amended and Restated Bylaws.

DISTRIBUTION OF INFORMATION STATEMENT

We will pay the costs of distributing this Information Statement. This distribution will be made by mail.

FINANCIAL INFORMATION

The Company’s financial statements for the year ended July 30, 2006 are included in our annual report on Form 10-K, which was filed with the SEC for the fiscal year ended July 30, 2006. You should read our annual report on Form 10-K for the twelve months ended July 30, 2006, quarterly reports on Form 10-Q for the periods ended October 29, 2006, January 28, 2007 and April 29, 2007, current reports on Form 8-K filed on April 10, 2007, May 11, 2007 and June 5, 2007 and all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the effective date of the plan of dissolution. We will provide a copy of these documents (excluding their exhibits) at no charge by first class mail or other equally prompt means within one business day of receipt of your request. Requests for such documents should be directed to David Hirasawa, American Skiing Company, P.O. Box 4552, 136 Heber Avenue, Suite 303, Park City, UT 84060, Telephone: (435) 615-0340. One Information Statement is mailed to multiple stockholders sharing the same address unless the Company receives contrary instructions from one or more of the stockholders. Please send requests for additional Information Statements or Form 10-Ks to the person and address noted above. If multiple stockholders sharing the same address are receiving multiple copies of Information Statements or Form 10-Ks and only wish to receive one copy at such address, please send such request to the person and address noted above.

WHERE TO OBTAIN MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and file reports, proxy statements and other information required under the Exchange Act with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials and information from the SEC can be obtained at existing published rates from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC which may be downloaded free of charge. When requesting such materials and information from the SEC, please reference the Company’s SEC file number, which is “001-13507.”

ANNEX A

PLAN OF COMPLETE DISSOLUTION AND
LIQUIDATION OF AMERICAN SKIING COMPANY

This Plan of Complete Dissolution and Liquidation (the “Plan”) is intended to accomplish the complete dissolution and liquidation of American Skiing Company, a Delaware corporation (the “Company”), in accordance with Section 275 and other applicable provisions of the General Corporation Law of Delaware (“DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.	Approval and Adoption of Plan.

This Plan shall be effective when all of the following steps have been completed:

(a) Resolutions of the Company’s Board of Directors.  The Company’s Board of Directors (the “Board”) shall have adopted a resolution or resolutions with respect to the following:

(i) Complete Dissolution and Liquidation:  The Board shall deem it advisable for the Company to be dissolved and liquidated completely.

(ii) Adoption of the Plan:  The Board shall approve this Plan as the appropriate means for carrying out the complete dissolution and liquidation of the Company.

(iii) Sale of Assets:  The Board shall determine that, as part of the Plan (but not as a separate matter arising under Section 271 of the DGCL), it is deemed expedient and in the best interests of the Company to sell or distribute to stockholders all or substantially all of the Company’s property and assets in order to facilitate liquidation and distribution to the Company’s creditors and stockholders, as appropriate.

(b) Adoption of this Plan by the Company’s Stockholders.  This Plan, including the dissolution of the Company and those provisions authorizing the Board to sell or distribute to stockholders all or substantially all of the Company’s assets in connection therewith, shall have been approved by the holders of a majority of the voting power of the outstanding capital stock of the Company entitled to vote thereon by written consent or at a special meeting of the stockholders of the Company called for such purpose by the Board. The date of such approval shall be referred to in this Plan as the “Approval Date.”

2.	Dissolution and Liquidation Period.

Once the Plan is effective, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable:

(a) the filing of a Certificate of Dissolution of the Company (the “Certificate of Dissolution”) pursuant to Section 275 of the DGCL specifying the date (no later than ninety (90) days after the filing) upon which the Certificate of Dissolution shall become effective (the “Effective Date”), and the completion of all actions that may be necessary, appropriate or desirable to dissolve the Company;

(b) the cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to Section 278 of the DGCL;

(c) the negotiation and consummation of sales of all of the assets and properties of the Company, including the assumption by the purchaser or purchasers of any or all liabilities of the Company;

(d) the taking of all actions required or permitted under the dissolution procedures of Section 281(b) of the DGCL;

(e) the (i) payment or making reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company; and (ii) making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and (iii) making of such provision as shall be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution. Provided that the Approval Date shall have occurred and a Certificate of Dissolution shall have been filed with respect to the Company as provided in Section 275(d) of the DGCL, any unexpended amounts remaining in the Contingency Reserve (defined below) shall be transferred to the Liquidating Trust described in Section 8 below no later than the third anniversary of the Approval Date (the “Final Distribution Date”); and

(f) the distribution of the remaining funds, assets and properties of the Company, if any, to its stockholders or a liquidating trust pursuant to this Plan and the DGCL.

Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the foregoing steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company’s assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law.

In addition, notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 281(b) of the DGCL, and the adoption of the Plan by the stockholder of the Company as provided in Section 1 above shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Sections 280 and 281(a) thereof.

3.	Authority of Officers and Directors.

After the Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by Delaware law. The Board may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, shall be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan by the stockholders of the Company as provided in Section 1 above shall constitute the approval by the Company’s stockholders of the Board’s authorization of the payment of any such compensation.

The adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver all of the assets and properties of the Company; (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL; and (iv) to distribute any properties and assets of the Company and all remaining funds pro rata to the Company’s stockholders and in accordance with the liquidation preferences of the Company’s then outstanding shares of capital stock.

4.	Conversion of Assets Into Cash or Other Distributable Form.

Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to (i) collect all sums due or owing to the Company, (ii) sell and convert into cash any and all assets and properties of the Company and (iii) out of the assets and properties of the Company, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 2 above, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan.

The adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for any sale, exchange or other disposition of the properties and assets of the Company contemplated by the Plan, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all such contracts for sale, exchange or other disposition.

5.	Professional Fees and Expenses.

It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its Certificate of Incorporation and Amended and Restated Bylaws or the DGCL or otherwise.

In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services, including accountants and tax advisors, to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

6.	Indemnification.

The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation and Amended and Restated Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder, including without limitation directors’ and officers’ liability coverage.

7.	Liquidating Distributions.

Liquidating distributions shall be made from time to time after the filing of the Certificate of Dissolution as provided in Section 2 above to the stockholders of record, at the close of business on such date, pro rata to stockholders of the same class in accordance with the respective number of shares then held of record and in accordance with the liquidation preferences of the Company’s then outstanding shares of capital stock; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company). Liquidation distributions shall be made in cash or in kind, including in stock of, or ownership interests in, subsidiaries of the Company and ski resort assets. Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board, in its absolute discretion, and in accordance with Section 281 of the DGCL, may determine; provided, however, that the Company shall complete the distribution of all its properties and assets to its stockholders as provided in this Section 7 or to liquidating trusts as provided in Section 8 below as soon as practicable following the filing of its Certificate of Dissolution with the Secretary of State of the State of Delaware and in any event on or prior to the Final Distribution Date.

If and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company and other obligations of the Company (a “Contingency Reserve”), including, without limitations, (i) tax obligations, (ii) all expenses of the sale of the Company’s property and assets, (iii) the salary, fees and expenses of members of the Board, management and employees, (iv) expenses for the collection and defense of the Company’s property and assets, (v) the expenses described in Sections 3, 5 and 6 above and (vi) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs. Any unexpended amounts remaining in a Contingency Reserve shall be transferred to the Liquidating Trust described in Section 8 below no later than the Final Distribution Date.

As provided in Section 12 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of the Company within the meaning of the Code and the regulations promulgated thereunder. The adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for the making by the Board of all distributions contemplated in this Section 7.

8.	Liquidating Trusts.

If deemed necessary or advisable by the Board for any reason, the Company may, from time to time, transfer any of its assets to one or more liquidating trusts established for the benefit of the Company’s stockholders, which assets would thereafter be sold or distributed on terms approved by the Liquidating Trustees (as defined below) of such trusts; provided that listed stocks or securities, readily-marketable assets, operating assets of a going business, unlisted stock of a single issuer that represents eighty percent (80%) or more of the stock of such issuer, and general or limited partnership interests (the “Excluded Assets”) shall not be transferred to any liquidating trust and shall instead be sold or distributed to stockholders. In addition, in the event the Company has not completed the distribution of its assets and properties to stockholders as provided in Section 7 above on or prior to the Final Distribution Date, all the remaining funds, properties, and assets of the Company and all interests therein including any Contingency Reserve (other than Excluded Assets which shall be sold or distributed to stockholders no later than on the Final Distribution Date pursuant to Section 7 above) shall be transferred to one or more liquidating trusts. Any liquidating trusts established pursuant to this Section 8 shall exist for the principal purpose of liquidating and distributing the assets and properties transferred to them, and for the sole benefit of the Company’s stockholders. Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset or property cannot be effected without the consent of a governmental authority or third party, no such distribution or transfer shall be effected without such consent.

The liquidating trusts shall be established pursuant to trust agreements to be entered into with one or more directors, officers or third party individuals or entities appointed by the Board to act as trustees thereunder (the “Liquidating Trustees”), substantially in the form attached hereto as Exhibit A. Any Liquidating Trustee so appointed, in its capacity as trustee, shall assume all of the obligations and liabilities of the Company with respect to the transferred assets, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities relating to these transferred assets, and any such conveyances to the Liquidating Trustees shall be in trust for the stockholders of the Company. Further, any conveyance of assets to the Liquidating Trustee(s) shall be deemed to be a distribution of property and assets by the Company to the stockholders holding a beneficial interest in the liquidating trust for the purposes of Section 7 of this Plan. Any such conveyance to the Liquidating Trustee(s) shall be in trust for the stockholders of the Company holding a beneficial interest in the liquidating trust. Upon a determination by the Liquidating Trustee(s) of such liquidating trust that all of the trust’s liabilities have been satisfied, but in any event, not more than three years from the date of its creation, such liquidating trust shall, to the fullest extent permitted by law, make a final distribution of any remaining assets to the holders of the beneficial interests of the trust.

The adoption of the Plan by approval the stockholders of the Company as provided in Section 1 above shall constitute full and complete appointment of the Liquidating Trustee(s), the execution of such liquidating trust agreements and the transfer of any assets by the Company to the liquidating trusts as contemplated in this Section 8.

9.	Unlocated Stockholders.

Any cash or other property held for distribution to stockholders of the Company who have not, at the time of the final liquidation distribution, whether made to stockholders pursuant to Section 7 above or to the Liquidating Trustees pursuant to Section 8 above, been located shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. Such cash or other property shall thereafter be held by such person(s) solely for the benefit of and ultimate distribution, but without interest thereon, to such former stockholder or stockholders entitled to receive such assets, who shall constitute the sole equitable owners thereof, subject only to such escheat or other laws as may be applicable to unclaimed funds or property, and thereupon all responsibilities and liabilities of the Company or any Liquidating Trustee with respect thereto shall be satisfied and exhausted. In no event shall any of such assets revert to or become the property of the Company.

10.	Amendment, Modification or Abandonment of Plan.

If for any reason the Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan and all actions contemplated thereunder, including the proposed dissolution of the Company, notwithstanding stockholder approval of the Plan, to the extent permitted by the DGCL; provided, however, that the Board shall not abandon the Plan following the filing of the Certificate of Dissolution without first obtaining shareholder consent. Upon the abandonment of the Plan, the Plan shall be void.

11.	Cancellation of Stock and Stock Certificates.

At the time of the final liquidating distribution, whether made to stockholders of the Company pursuant to Section 7 above or to the Liquidating Trustees pursuant to Section 8 above, the Company shall call upon the stockholders to surrender to the Company the certificates that represented their shares of stock. In the event that the final liquidating distribution is made to a Liquidating Trustee pursuant to Section 8 above, at the time of such final liquidating distribution, the Liquidating Trustee shall notify the record holders of shares of stock on the Effective Date of their respective percentage beneficial interests in the assets held by the Liquidating Trustee. Following the Effective Date, the Company shall no longer permit or effect transfers of any of its stock

12.	Liquidation under Code Sections 331 and 336.

It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder, including, without limitation, the making of an election under Code Section 336(e), if applicable.

13.	Filing of Tax Forms.

The appropriate officers of the Company are authorized and directed, within thirty (30) days after the effective date of the Plan, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

EXHIBIT A

THE AMERICAN SKIING COMPANY
LIQUIDATING TRUST AGREEMENT

AGREEMENT AND DECLARATION OF TRUST, dated as of [          , 20  ], by and between American Skiing Company, a Delaware corporation (the “Company”) and [TRUSTEE], as trustee (the “Trustee”).

WHEREAS, the Company’s Board of Directors (the “Board”) and the Company’s stockholders have approved the voluntary dissolution of the Company pursuant to a Plan of Complete Dissolution and Liquidation (the “Plan”);

WHEREAS, the Board anticipates that the Company may not be able to fully wind up all of its affairs prior to its dissolution, and therefore has made specific arrangements for such contingency in the Plan;

WHEREAS, the Plan provides, among other things, for: (a) the cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to Section 278 of the Delaware General Corporation Law (the “DGCL”); (b) the negotiation and consummation of sales of, or distribution to stockholders of, all of the assets and properties of the Company, including the assumption by the purchaser or purchasers of any or all liabilities of the Company; (c) the taking of all actions required or permitted under the dissolution procedures of Section 281(b) of the DGCL; (d) the (i) payment or making of reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company; and (ii) making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and (iii) making of such provision as shall be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution; (e) the distribution of all remaining properties, assets and funds of the Company to its stockholders or to liquidating trusts pursuant to the Plan and the DGCL within three years of the date on which the Plan shall have been approved by the stockholders of the Company; and (f) the establishment of a liquidating trust pursuant to the terms and conditions hereof (the “Trust”); and

WHEREAS, the adoption of the Plan by the stockholders of the Company constitutes full and complete appointment of the Trustee to serve as trustee of the Trust.

NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Names and Definitions

(a) Name.  This trust shall be known as the Company Liquidating Trust.

(b) Defined Terms.  For all purposes of this instrument, unless the context otherwise requires:

(i) “Additional Assets” shall mean any asset that may be identified as having been owned by or owing to the Company and not disposed of by the Company or distributed to its Stockholders prior to its complete liquidation, which is accepted by the Trustee subsequent to the formation of the Trust.

(ii) “Agreement” shall mean this instrument as originally executed or as it may from time to time be amended pursuant to the terms hereof.

(iii) “Asserted Liability” shall mean a Liability of which the Trustee has actual knowledge, which has been asserted in writing, or otherwise overtly asserted or identified as a claim against the Trust or the Trust Assets;

(iv) “Beneficial Interest” shall mean each Beneficiary’s proportionate share of the Trust Assets initially determined by the ratio of the number of Shares held by the Initial Beneficiary on the close of business on the Record Date over the total number of Shares issued and outstanding on such Record Date and thereafter each Beneficiary’s proportional Beneficial Interest in the Trust.

(v) “Beneficiary” shall mean each Initial Beneficiary and each person to whom a Beneficial Interest is transferred pursuant to Section 3(c).

(vi) “Excluded Assets” shall mean listed stocks or securities, any readily-marketable assets, any operating assets of a going business, any unlisted stock of a single issuer that represents eighty percent (80%) or more of the stock of such issuer, or any general or limited partnership interest.

(vii) “Final Liability” shall mean a Litigation Liability which is evidenced by a final non-appealable judgment; or an Asserted Liability or a Litigation Liability which the Trustee determines should be accepted or settled and paid out of Trust Assets.

(viii) “Initial Beneficiary” shall mean those Stockholders who hold original Beneficial Interests in the Trust upon establishment of the Trust.

(ix) “Liabilities” shall mean any unsatisfied debts, claims, liabilities, judgments, decrees, suits or other payment obligations of the Company, whether contingent or fixed, acknowledged or disputed as to validity, or identified or asserted prior to or after creation of the Trust.

(x) “Litigation Liability” shall mean a Liability which involves any legal action for which the Trustee has received service of process.

(xi) “Person” shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, trust, joint venture, any unincorporated organization, or government or political subdivision thereof.

(xii) “Record Date” shall mean the date selected by the Board for the determination of the Stockholders of the Company entitled to become Initial Beneficiaries.

(xiii) “Shares” shall mean the shares of common stock, par value $0.01 per share, of the Company.

(xiv) “Stockholders” shall mean the holders of record of the outstanding common shares of the Company at the close of business on the Record Date, as identified by name and address together with the number of each holder’s Shares in a written schedule certified as complete and accurate by an officer of the Company, and delivered to the Trustee by the Company.

(xv) “Transferred Assets” shall mean the assets and properties of the Company initially contributed to the Trust upon its formation pursuant to this Agreement and shall not include any Excluded Assets which may not be contributed to the Trust.

(xvi) “Trust” shall mean the Trust created by this Agreement.

(xvii) “Trust Assets” shall mean all of the assets, property and cash held from time to time by the Trustee under this Agreement, which initially shall consist solely of the Transferred Assets granted, assigned and conveyed to the Trustee by the Company pursuant to the Plan, and in addition, shall thereafter include Additional Assets and all dividends, income, proceeds and other receipts of, from, or attributable to any assets held by the Trust.

(xviii) “Trustee” shall mean the original Trustee and such Trustee’s successors.

2.	Grant to and Nature of Trust

(a) Grant.  The Company hereby grants, delivers, releases, assigns and conveys unto the Trustee for the benefit of the Beneficiaries of the Trust, all of the Company’s right, title, interest in and to the Trust Assets, for the uses and purposes stated herein, subject to the terms and provisions set out below, and the Trustee hereby accepts such Trust Assets, and agrees to hold and manage the Trust Assets in trust, subject to the following terms and provisions.

(b) Purpose of Trust.

(i) The Trust is organized for the sole purpose of liquidating the Trust Assets with no objective to continue or engage in the conduct of a profit making trade or business.

(ii) As the Company is required to liquidate and dissolve prior to fully winding up its affairs, including, but not limited to, its payment, discharge or other resolution of any Liabilities without any established procedure to so resolve such Liabilities, the Board approved the Plan and the stockholders of the Company approved the voluntary dissolution of the Company pursuant to the Plan, which calls for the establishment of the Trust, for the purpose of providing a procedure which will enable the Company to dissolve in a timely fashion, and wind up its affairs, by distributing to the Stockholders pro-rata all its assets, other than the Transferred Assets, which are granted, assigned, conveyed and delivered to the Trustee pursuant to the terms contained herein. Due notice has been given to unlocated Stockholders regarding their Beneficial Interests in the Trust to the extent required by Delaware law. The Transferred Assets granted and assigned to the Trustee and the other Trust Assets shall be held in the Trust and the Trustee will: (i) further liquidate the Trust Assets if necessary to carry out the purposes of the Trust and facilitate distribution of the Trust Assets; (ii) allocate, protect, conserve and manage the Trust Assets and apply the same to the satisfaction, discharge or other resolution of Liabilities in accordance with the terms and conditions hereof; and (iii) distribute the Trust Assets not required for the satisfaction, discharge or other resolution of Liabilities, in accordance with the terms and conditions hereof.

(iii) It is intended that the granting, assignment and conveyance of the Trust Assets by the Company to the Trustee pursuant to the terms hereof shall be treated for federal and state income tax purposes as if the Company made such distributions directly to the Stockholders. It is further intended that for federal, state, and local income tax purposes, the Trust shall be treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) and any analogous provision of any state or local law, and the Beneficiaries shall be treated as the owners of their respective share of the Trust pursuant to Sections 671-678 of the Internal Revenue Code of 1986, as amended (the “Code”) and any analogous provision of state or local law, and shall be taxed on their respective share of the Trust’s taxable income (including both ordinary and capital gains) pursuant to Section 671 of the Code and any analogous provision of state or local law. The Trustee shall file all tax returns required to be filed with any governmental agency consistent with its position, including, but not limited to, any returns required of grantor trusts pursuant to Section 1.671-4(a) of the Income Tax Regulations.

(c) Prohibited Activities.  The Trust shall not continue or engage in any activity otherwise inconsistent with treatment of the Trust as a liquidating trust under Treasury Regulation Section 301.7701-4(d), and all of the terms and conditions hereof shall be construed accordingly.

(d) No Reversion to the Company.  In no event shall any part of the Trust Assets revert to or be distributed to the Company.

(e) Instruments of Further Assurance.  After the dissolution of the Company, such Persons as shall have the right and power to so act, will upon reasonable request of the Trustee, execute, acknowledge, and deliver such further instruments and do such further acts as may be necessary or proper to carry out the purposes of this Agreement, to confirm or effectuate the transfer to the Trustee of any property intended to be covered hereby, and to vest in the Trustee, its successors and assigns, the estate, powers, instruments or funds in trust hereunder.

(f) Payment of Liabilities.  The Trust hereby assumes all valid Liabilities. Should any Liability be asserted against the Trustee as the transferee of the Trust Assets on behalf of the Trust or as the result of the assumption made in this paragraph, the Trustee may use such part of the Trust Assets as may be necessary in evaluating and contesting the validity of any such Liability or in payment thereof, but in no event shall the Trustee be personally liable, nor shall resort be had to the private property of the Trustee in its separate corporate capacity, in the event that the Trust Assets are not sufficient to satisfy, discharge or otherwise resolve the Liabilities of the Trust.

(g) Incidents of Ownership.  The Stockholders shall be the Initial Beneficiaries of the Trust created by this Agreement and the Trustee shall retain only such incidents of legal ownership as are necessary to undertake the actions and transactions authorized herein.

3.	Beneficiaries

(a) Beneficial Interests.

(i) The Beneficial Interest of each former Stockholder as an Initial Beneficiary hereof shall be determined by the Trustee in accordance with a copy of the Company’s stockholder list certified by an officer of the Company as of the Record Date. The Company shall deliver such a certified copy of its stockholder list to the Trustee in electronic format within five days after the Record Date. The Trustee shall express the Beneficial Interest of each Beneficiary in terms of units (“Units”), with the number of Units of each Initial Beneficiary equal to the number of his, her or its Shares.

(ii) If a conflicting claim or demand is asserted with respect to the ownership of any Units, or if there is a disagreement between the transferees, assignees, heirs, representatives or legatees succeeding to all or part of the interest of a Beneficiary resulting in adverse claims or demands being made in connection with such Units, then, in any such event, the Trustee shall be entitled, at its sole discretion, to refuse to comply with any such conflicting claim or demand and the Trustee may elect to make no payment or distribution with respect to such Units, or to make such payment to a court of competent jurisdiction or an escrow agent, and in so doing, the Trustee shall not be or become liable to any of such parties for their failure or refusal to comply with any of such conflicting claims or demands, nor shall the Trustee be liable for interest on any funds which they may so withhold. The Trustee shall be entitled to refrain and refuse to act until either: (i) the rights of the adverse claimants have been adjudicated by a final, non-appealable judgment of a court of competent jurisdiction; (ii) all differences have been adjusted by the valid written agreement of all such parties, and the Trustee shall have been furnished with an executed counterpart of such agreement; or (iii) there is furnished to the Trustee a surety bond or other security satisfactory to the Trustee, as it shall deem appropriate, to fully indemnify it as between all conflicting claims or demands.

(b) Rights of Beneficiaries.  Each Beneficiary shall be entitled to participate in the rights and benefits due a Beneficiary in accordance with the terms hereof according to the Beneficiary’s Beneficial Interest. Each Beneficiary shall take and hold the same subject to all of the terms and provisions hereunder. The interest of each Beneficiary hereunder, is and shall be in all respects, personal property and upon the death of an individual Beneficiary, the Beneficiary’s Beneficial Interest shall pass as personal property to the Beneficiary’s legal representative and such death shall in no way terminate or affect the validity of this Agreement. A Beneficiary shall have no title to, right to, possession of, management of, or control of, the Trust Assets except as provided herein. No widower, widow, heir or devisee of any person who may be a Beneficiary shall have any rights of dower, homestead, inheritance, partition, or of any other right, statutory or otherwise, in any property forming a part of the Trust Assets but the whole title to all of the Trust Assets shall be vested in the Trustee and the sole interest of the Beneficiaries shall be the rights and benefits given to such Person under this Agreement.

(c) Transfer of Interests of Beneficiaries.  The Beneficial Interest of a Beneficiary may not be transferred either by the Beneficiary in person or by a duly authorized agent or attorney, or by the properly appointed legal representative of the Beneficiary, nor may a Beneficiary have authority or power to sell, assign, transfer, encumber or in any other manner anticipate or dispose of the Beneficiary’s Beneficial Interest; provided, however, that the Beneficial Interest shall be assignable or transferable by will, intestate succession or operation of law upon such Beneficiary’s death or legal dissolution, and in such event may be reregistered as to legal title if transferred among custodial agents acting on behalf of the Beneficiary or transferred directly to the Beneficiary from such agent, in each such case, upon duly given written notice to the Trustee. The Beneficial Interests of the Beneficiaries hereunder shall not be subject to attachment, execution, sequestration or any order of a court, nor shall such interest be subject to the contracts, debts, obligations, engagements or liabilities of any Beneficiary.

(d) Trustee as Beneficiary.  The Trustee, in its own corporate capacity, may be a Beneficiary or hold a Beneficial Interest hereunder as long as the Trustee has been elected by Stockholders holding a majority of the voting interests in the Company.

4.	Duration and Termination of Trust

(a) Duration.  This Trust shall terminate upon the earliest of: (i) a termination required by the applicable laws of the State of Delaware; (ii) a termination due to distribution of all of the Trust Assets as provided in Section 5(g); or (iii) the expiration of a period of three (3) years from the date of the creation of the Trust. The date that the Trust terminates shall be referred to herein as the “Termination Date.”

(b) Obligation of Trustee upon Termination.  Upon termination of the Trust pursuant to Section 4(a), the Trustee shall thereafter act only in a custodial capacity to provide for the retention of the documents, records, lists of holders of Units, and files which shall have been delivered to or created by the Trustee. At the Trustee’s discretion, all such documents, records, lists and files may be destroyed at any time after seven (7) years from the distribution of all of the Trust Assets. Except as is otherwise specifically provided herein, upon the distribution of all of the Trust Assets, the Trustee shall have no further duties or obligations hereunder.

5.	Administration of Trust Assets

(a) Trust Account; Sale of Trust Assets.  The Trustee shall credit Trust cash to a segregated account established on the books of the Trustee (“Account”), and shall invest moneys in the Account only as provided in Section 6(a) hereto. The Trustee may, at such times as the Trustee may deem appropriate, transfer, assign, or otherwise dispose of all or any part of the Trust Assets as it deems appropriate. Provided, further, that the Trustee shall not be required to diversify the Trust Assets, and shall incur no personal liability whatsoever in tort, contract, or otherwise, due to any such lack of diversification of the Trust Assets.

(b) Transactions with Related Persons.  Notwithstanding any other provisions of this Agreement, the Trustee shall not knowingly, directly or indirectly, on terms other than would be considered arm’s length between two unrelated parties as determined in the reasonable discretion of the Trustee, sell or otherwise transfer all or any part of the Trust Assets to, or contract with: (i) any agent (acting in their individual capacity) of the Trust; or (ii) any Person of which any Trustee or agent of this Trust is an affiliate by reason of being a trustee, director, officer, partner or direct or indirect beneficial owner of 5% or more of the outstanding capital stock, shares or other equity interest of such Persons. No provision herein shall prohibit any distribution hereunder to a Beneficiary.

(c) Restriction on Trust Assets.  The Trust shall not receive transfers of any Excluded Assets. The Trustee shall not receive or retain cash in excess of a reasonable amount to meet expenses, charges, and obligations of the Trust, the Trustee, the Trust Assets, and to satisfy, discharge or otherwise resolve all Liabilities. The Trustee shall not invest any of the funds held as Trust Assets except as permitted by Section 6(a) hereof.

(d) Payment of Expenses and Liabilities.  From the Trust Assets, the Trustee shall pay all expenses, charges, and obligations of the Trust, the Trustee and the Trust Assets, shall satisfy, discharge or otherwise resolve all Liabilities as provided in Section 5(e) below and shall pay such transferee liabilities which the Trustee may be obligated to pay as transferee of the Trust Assets, including, but not limited to, interest, penalties, taxes, assessments, and public charges of any kind or nature and the cost, charges, and expenses connected with or growing out of the execution or administration of this Trust and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Trust Assets by the Trustee. The Trustee will make continuing efforts to dispose of the Trust Assets, make timely distributions, and not unduly prolong the duration of the Trust.

(e) Liability Administration.

(i) To facilitate the administration of Liabilities pursuant to this Section 5(e), the Company shall deliver to the Trustee all records, files and documents in the possession of the Company which pertain to the Liabilities.

(ii) When administering Liabilities involving claims or legal actions against the Trust Assets, the Trustee shall observe, subject to the other applicable provisions of this Agreement, the following procedures:

•	Asserted Liability: The Trustee will review and analyze an Asserted Liability and determine whether to accept and pay or to dispute and contest the Liability based upon the Trustee’s determination of the Liability’s legal validity (whether the Claim as asserted is legally enforceable) and amount (whether correct and due).

•	Litigation Liability: The Trustee will contest and defend a Litigation Liability to final judgment, including appropriate appeals, or settle as an appropriate resolution of the Liability, as it may determine in its discretion to be in the best interests of the Beneficiaries, but subject to the requirements of this Agreement.

In determining whether to contest or settle any Asserted Liability or Litigation Liability, the Trustee shall consider, among other things, the following criteria:

•	The cost of defense (including, without limitation, all legal fees and expenses attributable to such Liability and defense of a legal action seeking to enforce such Liability) compared to the amount of the Asserted Liability;

•	The likelihood of the Liability claimant prevailing under the asserted legal theory or cause of action and then known facts (including proof considerations);

•	The precedential effect on administration of other Liabilities or potential Liabilities claiming against the Trust Assets; and

•	Whether the amount of the Liability is or is not supported by known facts regarding actual damages.

In evaluating whether to contest or settle, the Trustee shall apply the reasonable business judgment rule (i.e., the Trustee would be responsible for diligent identification of the legal issues, factual considerations and related risks and uncertainties presented by the Asserted Liability or Litigation Liability, relying on advice and evaluations of legal counsel, which may include counsel retained by the Company prior to the creation of the Trust to defend such Liability, and other professional advisors or consultants), and then exercising reasonable judgment after consideration of all relevant factors and information. In the selection of legal counsel for any matter, the Trustee shall consider the amount and complexity of the matter in relation to the appropriate experience, resources, reputation and fees and costs of selected counsel.

(iii) The Trustee shall have the right to defend any Liability claim or legal action against the Trust and may assert counterclaims in such actions, and upon advice of counsel, the Trustee may initiate any legal proceeding against a third party regarding any Liability. In any action taken by the Trustee, the Trustee shall be deemed to represent the interests of all of the Beneficiaries, and it shall not be necessary to make any Beneficiary a party to such action. It is understood that in representing the interests of any such Beneficiary, the Trustee is authorized only to represent such Beneficiary in its or that person’s capacity as a Beneficiary hereunder and not in any other capacity. The Trustee may file such proofs of claim and other papers as may be necessary or appropriate in order to have the claims of the Trustee or Beneficiaries allowed in any judicial proceeding.

(iv) Whenever the Trustee, after consultation with counsel, consultants or other professional advisors, determines that there is a reasonable prospect that the Trust Assets will not be sufficient to satisfy all outstanding Liabilities and reasonably anticipated Liabilities, the Trustee may issue a determination of anticipated insolvency, based upon the Trustee’s assessment of available information. The Trustee may also revoke any such Determination at any time if it determines that certain facts or circumstances, material to its previous determination, have changed. Notwithstanding anything to the contrary in this Agreement, upon notice of a Determination of Anticipated Insolvency, and so long as such Determination has not been revoked by the Trustee, no payments shall be made by the Trustee in respect of Liabilities.

(f) Interim Distributions.  Subject to the retention by the Trustee of a reasonable amount of Trust Assets or proceeds or income therefrom to meet Liabilities and other obligations of the Trust, at such time as may be determined by the Trustee, but at least annually, the Trustee shall distribute, or cause to be distributed to the Beneficiaries in proportion to the number of Units held by each Beneficiary, such portion of the Trust Assets as the Trustee in its sole discretion may determine to be distributed to such Beneficiaries in a manner which is consistent with the purpose of the Trust and the provisions of this Agreement; provided, that the Trust Assets allocated to Beneficiaries with fewer than one hundred (100) Units shall not be distributed, and instead shall be reserved and held for such Beneficiaries for distribution only upon final distribution of the Trust pursuant to Section 5(g).

(g) Final Distribution.  If the Trustee determines that all valid Liabilities and all other claims, expenses, charges, and obligations of the Trust have been satisfied, the Trustee shall, as expeditiously as is consistent with the conservation and protection of the Trust Assets, distribute any remaining Trust Assets to the Beneficiaries in proportion to the number of Units held by each Beneficiary. Fractional interests in single shares or minimum denominations of a security shall be aggregated to whole shares or denominations and reallocated to the Beneficiaries with the largest fractional interests in such security in descending order until such aggregated interests are fully so allocated. The Trustee shall hold in the Trust and thereafter make disposition of all liquidating distributions and other payments due any Beneficiaries for whom no correct address is known to the Trustee or whom distribution payments are returned or checks are not negotiated, in accordance with applicable state law, including laws regarding escheat and abandoned property and the Trustee shall have no other duties regarding such property; provided, however, that to the fullest extent permitted by law, the Trustee may deposit such distributions and payments with state abandoned property authorities sooner than required by such laws.

(h) Reports to Beneficiaries.  As soon as practicable after the end of each calendar year of the Trust and after termination of the Trust, the Trustee shall submit a written report and account to the Beneficiaries showing: (i) the Trust Assets credited to the Account and the liabilities of the Trust recognized pursuant to generally accepted accounting principles at the end of each such year or upon termination and the receipts and disbursements of the Trustee for such year or period, prepared by an independent Certified Public Accountant; (ii) any changes in the Trust Assets, Asserted Liabilities, Litigation Liabilities and Final Liabilities which were not previously reported; and (iii) any action taken by the Trustee in the performance of its duties under this Agreement which it has not previously reported, and which in its opinion, materially affects the Trust Assets. The Trustee may submit similar reports for such interim periods during each year as it deems advisable or as may be required by a governmental agency. The reporting year of the Trust shall end on December 31 of each year. Notwithstanding any other provision herein, the Trustee shall not report or disclose to any Person any matter or information that is subject to attorney-client privilege or confidentiality between the Trustee and its legal counsel.

(i) Federal Income Tax Information and Reporting.  By the date required of each year pursuant to the Code, the Trustee shall provide to each Beneficiary a statement for the preceding calendar year showing, on a Unit basis, the dates and amount of all distributions made by the Trustee, income earned on assets held by the Trust, if any, and such other information as is reasonably available to the Trustee which may be helpful in determining the amount of gross income attributable to the Trust that such Beneficiary should include in such Beneficiary’s federal income tax return for the preceding year. In addition, after receipt of a request in good faith, or in the Trustee’s discretion without such request or as required by applicable law, the Trustee shall furnish to any Person who has been a Beneficiary at any time during the preceding year, a statement containing such further information as is reasonably available to the Trustee which shall be helpful in determining the amount of taxable income which such Person should include in such Person’s federal income tax return.

6.	Power of and Limitations on the Trustee

(a) Limitations on Trustee.  The Trustee shall not at any time, on behalf of the Trust or Beneficiaries, enter into or engage in any trade or business prohibited by Section 2(c), and no part of the Trust Assets shall be used or disposed of by the Trustee in furtherance of any such trade or business. The Trustee shall be restricted to the holding and collection of the Trust Assets and the payment and distribution thereof for the purposes set forth in this Agreement and to the conservation and protection of the Trust Assets and the administration thereof in accordance with the provisions of this Agreement. In no event shall the Trustee retain cash in excess of a reasonable amount needed to meet Liabilities and pay other obligations, or receive any property, make any distribution, satisfy or discharge any claims, expenses, charges, Liabilities, and obligations or otherwise take any action which is inconsistent with the complete liquidation of the Company as that term is used and interpreted by Section 368(a)(l)(C) and (a)(2)(G) of the Code, Treasury Regulations promulgated thereunder, and rulings, decisions, and determinations of the Internal Revenue Service and courts of competent jurisdiction, or take any action which would jeopardize the status of the Trust as described in Section 2. This limitation shall apply regardless of whether the conduct of any such prohibited trade or business activity would otherwise be deemed by the Trustee to be necessary or proper for the conservation and protection of the Trust Assets. In addition to the restrictions of Section 5(c), the Trustee shall not invest any of the funds held as Trust Assets, except that the Trustee may invest any portion of the Trust Assets in demand and time deposits in banks or savings institutions, money market accounts or temporary investments such as short-term certificates of deposit or treasury bills. The Trustee may invest any portion of the trust assets in investments other than those enumerated in the preceding sentence of this Section only upon receipt of: (i) a private letter ruling issued by the Internal Revenue Service concluding that such investment will not prevent the Trust from being treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) or prevent the complete liquidation of the Company as that term is used and interpreted by Section 368(a)(1)(C) and (a)(2)(G); or (ii) a tax opinion letter from a qualified advisor that concludes at “should” level or greater (70% or more chance of success if litigated on the merits) that such investment is permissible under Revenue Procedure 82-58, as the same may be amended, supplemented, or modified.

(b) Specific Powers of Trustee.  Subject to the provisions of Section 6(a), the Trustee shall have the following specific powers in addition to any powers conferred upon it by any other Section or provision of this Agreement or any statutory laws of the State of Delaware; provided, however, that the enumeration of the following powers shall not be considered in any way to limit or control the power of the Trustee to act as specifically authorized by any other Section or provision of this Agreement and to act in such a manner as the Trustee deems necessary or appropriate to conserve and protect the Trust Assets or to confer on the Beneficiaries the benefits intended to be conferred upon them by this Agreement:

(i) to determine the nature and amount of the consideration to be received with respect to the sale or other disposition of the Trust Assets;

(ii) to collect, enforce, liquidate or otherwise convert into cash, or such other property as it deems appropriate, all property, assets and rights in the Trust Assets, to accept, or to disclaim or abandon, any Additional Assets and to pay, discharge, and satisfy all other claims, expenses, charges, Liabilities and obligations existing with respect to the Trust Assets, the Trust, or the Trustee:

(iii) to elect, appoint, engage, or retain any Persons as agents, representatives, or independent contractors (including, without limitation, investment advisors, accountants, transfer agents, attorneys at law, managers, appraisers, brokers, or otherwise) in one or more capacities, and to pay compensation from the Trust Assets for services in as many capacities as such Person may be so elected, appointed, engaged or retained, to prescribe the titles, powers, and duties, terms of service and other terms and conditions of the election, appointment, engagement or retention of such Persons and, except as prohibited by law, to delegate any of the powers and duties of the Trustee to any one or more Trustee, agents, representatives, independent contractors, or other Persons;

(iv) in accordance with Section 5(d), to retain and set aside such funds out of the Trust Assets as the Trustee shall deem necessary or expedient to pay, or provide for the payment of: (i) unpaid claims, expenses, charges, Liabilities, and obligations of the Trust or the Company; and (ii) the expenses of administering the Trust Assets;

(v) to do and perform any and all acts necessary or appropriate for the conservation and protection of the Trust Assets, including acts or things necessary or appropriate to maintain assets held by the Trustee pending disposition thereof or distribution thereto to the Beneficiaries;

(vi) to institute or defend actions or declaratory judgments or other actions and to take such other action, in the name of the Trust, or the Company or as otherwise required, as the Trustee may deem necessary or desirable to enforce any instruments, contracts, agreements, causes of action, or rights relating to or forming a part of the Trust Assets;

(vii) to determine conclusively from time to time the value of and to re-value the securities and other property of the Trust, in accordance with independent appraisals or other information as it deems necessary;

(viii) to cancel, terminate, or amend any instruments, contracts, agreements, obligations, or causes of action relating to or forming a part of the Trust, and to execute new instruments, contracts, agreement, obligations, or causes of action notwithstanding that the terms of any such instruments, contracts, agreements, obligations, or causes of action may extend beyond the terms of this Trust, provided that no such instrument, contract, agreement, obligation, or cause of action shall permit the Trustee to engage in any activity prohibited by Section 6(a);

(ix) to vote by proxy or otherwise on behalf of the Beneficiaries and with full power of substitution all shares of stock and all securities held by the Trustee hereunder and to exercise every power, election, discretion, option and subscription right and give every notice, make every demand, and to do every act or thing in respect of any shares of stock or any securities held by the Trustee which the Trustee might or could do if it were the absolute owner thereof;

(x) to undertake or join in any merger, plan of reorganization, consolidation, liquidation, dissolution, readjustment or other transaction of any corporation, any of whose shares of stock or other securities, obligations, or properties may at any time constitute a part of the Trust Assets and to accept the substituted shares of stock, bonds, securities, obligations and properties and to hold the same in trust in accordance with the provisions hereof;

(xi) in connection with the sale or other distribution or disposition of any securities held by the Trustee, to comply with applicable Federal and state securities laws, and to enter into agreements relating to the sale or other disposition or distribution thereof; and

(xii) to perform any act authorized, permitted, or required under any instrument, contract, agreement, right, obligation, or cause of action relating to or forming a part of the Trust Assets whether in the nature of an approval, consent, demand, or notice thereunder or otherwise, unless such act would require the consent of the Beneficiaries in accordance with the express provisions of this Agreement.

7.	Concerning the Trustee, Stockholders, and Agents

(a) Generally.  The Trustee accepts and undertakes to discharge the Trust created by this Agreement, upon the terms and conditions hereof on behalf of the Beneficiaries. The Trustee shall exercise such of the rights and powers vested in it by this Agreement and, subject to the terms of this Agreement, use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. No provision of this Agreement shall be construed to relieve the Trustee from liability for its acts performed or omitted to be performed, which constitute fraud, willful misconduct or gross negligence, except that:

(i) The Trust or the Trustee shall not be required to diversify the Trust Assets, and the Trustee shall incur no personal liability whatsoever, in tort, contract, or otherwise, due to any such lack of diversification of the Trust Assets;

(ii) No successor Trustee shall be in any way responsible for the acts or omissions of any predecessor Trustee in office prior to the date on which such successor becomes Trustee;

(iii) No Trustee shall be liable except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Trustee;

(iv) In the absence of bad faith, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which are specifically required to be furnished to the Trustee by any provision hereof, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement;

(v) No Trustee shall be liable for any error of judgment made in good faith; and

(vi) No Trustee shall be liable with respect to any action taken or omitted to be taken by such Trustee in good faith in accordance with the direction of Beneficiaries having aggregate Beneficial Interests of more than fifty percent (50%) relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement; provided that the Trustee has been provided with indemnification satisfactory to it for expenses, claims, losses and liabilities resulting from such directed actions taken or omitted.

(b) Reliance by Trustee.  Except as otherwise provided in Section 7(a):

(i) The Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(ii) The Trustee may consult with legal counsel, auditors or other experts to be selected by it, and the advice or opinion of such counsel, auditors, or other experts shall be full and complete personal protection to the Trustee and agents of the Trust in respect of any action taken or suffered by the Trustee in good faith and in the reliance on, or in accordance with, such advice or opinion.

(iii) Persons dealing with the Trustee shall look only to the Trust Assets to satisfy any liability incurred by the Trustee to such Person in carrying out the terms of this Trust, and the Trustee shall have no personal or individual obligation to satisfy any such liability.

(iv) As far as practicable, the Trustee shall cause any written instrument creating an obligation of the Trust to include a reference to this Agreement and to provide that neither the Beneficiaries, the Trustee, nor their agents shall be liable thereunder, and that the other parties to such instrument shall look solely to the Trust Assets for the payment of any claim thereunder or the performance thereof; provided, however, that the omission of such provision from any such instrument shall not render the Beneficiaries, the Trustee, or their agents liable, nor shall the Trustee be liable to anyone for such omission.

(c) Liability to Third Persons.  Neither any Beneficiary nor the Company shall be subject to any personal liability whatsoever, in tort, contract, or otherwise, to any Person in connection with the Trust Assets or the affairs of the Trust, and no Trustee, or agent of this Trust shall be subject to any personal liability whatsoever in tort, contract, or otherwise, to any Person in connection with the Trust Assets or the affairs of this Trust, except to the extent the Trustee’s actions constitute fraud, willful misconduct or gross negligence; and all such other Persons shall look solely to the Trust Assets for satisfaction of claims of any nature arising in connection with the affairs of this Trust.

(d) Recitals.  Any written instrument creating an obligation of this Trust shall be conclusively taken to have been executed or done by the Trustee or agent of this Trust only in its capacity as Trustee under this Agreement, or in its capacity as an employee or agent of the Trust.

(e) Indemnification.  The Trustee, and each agent of the Trust, the Company and the Company’s respective directors, officers, employees and agents (each an “Indemnified Person” and collectively the “Indemnified Persons”) shall be indemnified out of the Trust Assets against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and attorneys’ fees, reasonably incurred by the Indemnified Persons in connection with the defense or disposition of any action, suit or other proceeding by the Trust or any other Person, whether civil or criminal, in which the Indemnified Person may be involved or with which the Indemnified Person may be threatened: (i) in the case of the Trustee, or agent of the Trust, while in office or thereafter, by reason of his being or having been such a Trustee, employee or agent: and (ii) in the case of the Company or any director, officer, employee, or agent of the Company, by reason of the Company or any such director, officer, employee, or agent of the Company exercising or failing to exercise any right hereunder; provided, however, that except as otherwise specifically provided in this Agreement, the Indemnified Person shall not be entitled to such indemnification with respect to any matter as to which the Indemnified Person shall have been adjudicated to have acted fraudulently, in bad faith or with willful misconduct, gross negligence, or reckless disregard of the Indemnified Person’s duties and; provided, further, however, that, as to any matter disposed of by a compromise payment by such Indemnified Person pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless the Trustee shall have received a written opinion from independent counsel approved by the Trustee to the effect that if the foregoing matters had been adjudicated, such Indemnified Person would not have been found to have acted fraudulently, in bad faith or with willful misconduct, gross negligence, or in reckless disregard to the Indemnified Person’s duties. The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which the Indemnified Person may be lawfully entitled; provided, however, that no Indemnified Person may satisfy any right of indemnity or reimbursement granted herein, or to which the Indemnified Person may be otherwise entitled, except out of the Trust Assets, and no Beneficiary shall be personally liable to any person with respect to any claim for indemnity or reimbursement or otherwise. The Trustee may make advance payments in connection with the indemnification under this Section provided that the Indemnified Person shall have given a written undertaking to repay any amount advanced to the Indemnified Person and to reimburse the Trust in the event that it is subsequently determined that the Indemnified Person is not entitled to such indemnification. The Trustee may purchase such insurance as it feels, in the exercise of its discretion, adequately insures that each Indemnified Person shall be indemnified against any such loss, liability, or damage pursuant to this Section 7(e). The rights accruing to any Indemnified Person by reason of the foregoing shall not be deemed to exclude any other rights to which such Indemnified Person may legally be entitled nor shall anything else contained herein restrict the right of the Trustee to indemnify or reimburse such Indemnified Person in any proper case, even though not specifically provided for herein, nor shall anything contained herein restrict the right of any such Indemnified Person to contribution under applicable law.

(f) Trust Proceeding.  The Trustee in connection with the exercise of its discretionary duties hereunder, or to preserve and protect the interests of Beneficiaries in the Trust, and, subject to the provisions of Section 11(b), any Beneficiary of the Trust, shall be entitled to commence a proceeding and request judicial consideration, direction and other actions regarding all aspects of the administration and governance of the Trust, pursuant to applicable Delaware law.

8.	Protection of Persons Dealing with the Trustee

(a) Reliance on Statements by Trustee.  Any Person dealing with the Trustee shall be fully protected in relying upon the Trustee’s certificate, signed by the Trustee, that it has the authority to take any action under this Trust. Any Person dealing with the Trustee shall be fully protected in relying upon the Trustee’s certificate setting forth the facts concerning the calling of any meeting of the Beneficiaries, the giving of notice thereof, and the action taken at such meeting.

9.	Compensation of Trustee

(a) Amount of Compensation.  The Trustee shall receive customary compensation for services as the Trustee hereunder.

(b) Dates of Payment.  The compensation payable to the Trustee pursuant to provisions of Section 9(a) shall be paid at such times as the Trustee may determine.

(c) Expenses.  The Trustee shall be reimbursed from the Trust Assets for all expenses reasonably incurred by the Trustee in the performance of the Trustee’s duties in accordance with this Agreement.

(d) Lien on Trust Assets.  The Trustee shall have a first priority lien on all Trust Assets to secure payment of its compensation and reimbursement of its fees, costs, and expenses, as well as any fees, costs and expenses of the Trust advanced by the Trustee. Payment of such items shall not be subject to any limitation upon payment of Liabilities.

10.	Trustee and Successor Trustee

(a) Number of Trustees.  There shall always be one (1) Trustee of this Trust, which shall be an individual or a corporation incorporated under the laws of a state in the United States and, any party acting on behalf of such corporate Trustee, shall be authorized to act as a corporate fiduciary under the laws of the State of Delaware. If any corporate Trustee shall ever change its name, or shall reorganize or reincorporate, or shall merge with or into or consolidate with any other bank or trust company, such corporate trustee shall be deemed to be a continuing entity and shall continue to act as a trustee hereunder with the same liabilities, duties, powers, titles, discretions, and privileges as are herein specified for a Trustee.

(b) Resignation and Removal.  The Trustee may resign and be discharged from the Trust hereby created by mailing written notice thereof to the Beneficiaries at their respective addresses as they appear on the records of the Trustee and by mailing notice to the Beneficiaries and any known creditors whose claims have not been previously satisfied. Such resignation shall become effective on the day specified in such notice or upon the appointment of such Trustee’s successor, and such successor’s acceptance of such appointment, whichever is later. Any Trustee may be removed at anytime, with or without cause, by Beneficiaries having an aggregate Beneficial Interest of at least two-thirds of the total Beneficial Interests.

(c) Appointment of Successor.  Should at anytime the Trustee resign or be removed, or be adjudged bankrupt or insolvent, a vacancy shall be deemed to exist and a successor shall be elected by Beneficiaries holding a majority of the Beneficial Interests. In the event that the Beneficiaries do not elect a Trustee within thirty (30) days of the resignation, removal, bankruptcy or insolvency of the Trustee, the successor Trustee shall be appointed by a court of competent jurisdiction upon application of any Beneficiary or known creditor of the Company.

(d) Acceptance of Appointment by Successor Trustee.  Any successor Trustee appointed hereunder shall, without any further act, become vested with all the estates, properties, rights, powers, trusts, and duties of its predecessor in the Trust hereunder with like effect as if originally named therein; but the retiring Trustee shall nevertheless, when requested in writing by the successor Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee upon the trust herein expressed, all the estates, properties, rights, powers, and trusts of such retiring Trustee, and it shall duly assign, transfer, and deliver to such successor Trustee all property and money held by such Trustee hereunder.

(e) Bonds.  Unless required by the Board prior to the Record Date, or unless a bond is required by law, no bond shall be required of any original Trustee hereunder. Prior to a successor Trustee’s acceptance of an appointment as such pursuant to Section 10(d), or unless a bond is required by law and such requirement cannot be waived by or with the approval of the Beneficiaries, no bond shall be required of any successor trustee hereunder. If a bond is required by law, no surety or security with respect to such bond shall be required unless required by law, and such requirement cannot be waived by or with the approval of the Beneficiaries or unless required by the Board prior to the Record Date. If a bond is required by the Board or by law, the Board or the Trustee, as the case may be, shall determine whether, and to what extent, a surety or security with respect to such bond shall be required.

11.	Concerning the Beneficiaries

(a) Evidence of Action by Beneficiaries.  Whenever in this Agreement it is provided that the Beneficiaries may take any action (including the making of any demand or request, the giving of any notice, consent, or waiver, the removal of a Trustee, the appointment of a successor Trustee, or the taking of any other action), the fact that at the time of taking any such action such Beneficiaries have joined therein may be evidenced: (i) by any instrument or any number of instruments of similar tenor executed by the Beneficiaries in person or by agent or attorney appointed in writing; or (ii) by the record of the Beneficiaries voting in favor thereof at any meeting of Beneficiaries duly called and held in accordance with the provisions of Section 12.

(b) Limitation on Suits by Beneficiaries.  No Beneficiary shall have any right by virtue of any provision of this Agreement to institute any action or proceeding at law or in equity against any party other than the Trustee upon or under or with respect to the Trust or the agreements relating to or forming part of the Trust, and the Beneficiaries do hereby waive any such right, unless Beneficiaries having an aggregate Beneficial Interest of at least twenty-five percent (25%) shall have made written request to the Trustee to institute such action or proceeding in their own names as Trustee hereunder and shall have offered to the Trustee reasonable indemnity against the costs and expenses to be incurred therein or thereby, and the Trustee for thirty (30) days after the receipt of such notice, request, and offer of indemnity shall have failed to institute any such action or proceeding.

(c) Requirement of Undertaking.  The Trustee may request any court to require, and any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Trustee for any action taken or omitted to be taken by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section 11(c) shall not apply to any suit by the Trustee.

12.	Meeting of Beneficiaries

(a) Purpose of Meetings.  A meeting of the Beneficiaries may be called at any time and from time to time pursuant to the provisions of this Article for the purposes of taking any action which the terms of this Agreement permit a Beneficiary having a specified aggregate Beneficial Interest to take either acting alone or with the Trustee.

(b) Meeting Called by Trustee.  The Trustee may at any time call a meeting of the Beneficiaries to be held at such time and at such place within the State of Delaware (or elsewhere if so determined by the Trustee) as the Trustee shall determine. Written notice of every meeting of the Beneficiaries shall be given by the Trustee (except as provided in Section 12(c)), which written notice shall set forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, and shall be mailed not more than sixty (60) nor less than ten (10) days before such meeting is to be held to all of the Beneficiaries of record not more than sixty (60) days before the date of such meeting. The notice shall be directed to the Beneficiaries at their respective addresses as they appear in the records of the Trust.

(c) Meeting Called on Request of Beneficiaries.  Within thirty (30) days after written request to the Trustee by Beneficiaries having an aggregate Beneficial Interest of at least twenty-five percent (25%) to call a meeting of all the Beneficiaries, which written request shall specify in reasonable detail the action proposed to be taken, the Trustee shall proceed under the provisions of Section 12(b) to call a meeting of the Beneficiaries, and if the Trustee fails to call such meeting within such thirty (30) day period then such meeting may be called by Beneficiaries, or their designated representative, having an aggregate Beneficial Interest of at least twenty-five percent (25%).

(d) Persons Entitled to Vote at Meeting of Beneficiaries.  Each Beneficiary shall be entitled to vote at a meeting of the Beneficiaries either in person or by his proxy duly authorized in writing. The vote of each Beneficiary shall be weighted based on the number of Units held by each Beneficiary in the Trust. The signature of the Beneficiary on such written authorization need not be witnessed or notarized.

(e) Quorum.  A quorum shall exist at any meeting of Beneficiaries, where Beneficiaries are present who hold an aggregate Beneficial Interest sufficient to take action on any matter for which the meeting was called.

(f) Adjournment of Meeting.  Any meeting of Beneficiaries may be adjourned from time to time and a meeting may be held at such adjourned time and place without further notice.

(g) Conduct of Meetings.  The Trustee shall appoint the Chairman and the Secretary of the meeting. The Chairman shall preside over the meeting and shall have the authority to adjourn the meeting and to prescribe such rules and procedures and to do all acts as are, in the judgment of the Chairman, appropriate for the proper conduct of the meeting. The Secretary shall act as secretary of the meeting. The vote upon any resolution submitted to any meeting of Beneficiaries shall be by written ballot. Two inspectors of votes, appointed by the Chairman of the meeting, shall count all votes cast at the meeting for or against any resolution and shall make and file with the Secretary of the meeting their verified written report.

(h) Record of Meeting.  A record of the proceedings of each meeting of Beneficiaries shall be prepared by the Secretary of the meeting. The record shall be signed and verified by the Secretary of the meeting and shall be delivered to the Trustee to be preserved by them. Any record so signed and verified shall be conclusive evidence of all of the matters therein stated.

13.	Amendments

(a) Consent of Beneficiaries.  At the direction or with the consent of Beneficiaries having an aggregate Beneficial Interest of at least two-thirds or such greater percentage as shall be specified in this Agreement for the taking of an action by the Beneficiaries under the affected provision of this Agreement, of the total Beneficial Interest, the Trustee shall promptly make and execute a declaration amending this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or amendments thereto; provided, however, that no such amendment shall: (i) permit the Trustee to engage in any activity prohibited by Section 6(a) hereof or affect the Beneficiaries’ rights to receive their pro rata shares of the Trust Assets at the time of any distribution; (ii) cause the Trust, in the opinion of counsel to the Trustee, to be treated for federal, state or local income tax purposes, as other than a liquidating trust under Treasury Regulation Section 301.7701-4(d), or cause the Beneficiaries to be treated as other than the owner of their respective shares of the Trust’s taxable income pursuant to Section 671-678 of the Code and any analogous provision of state or local law; or (iii) expand the liability or potential liability of a Trustee for acts performed by the Trustee prior to the adoption of such amendment.

(b) Notice and Effect of Amendment.  Promptly after the execution by the Trustee of any such declaration of amendment, the Trustee shall give notice of the substance of such amendment to the Beneficiaries or, in lieu thereof, the Trustee may send a copy of the amendment to each Beneficiary. Upon the execution of any such declaration of amendment by the Trustee, this Agreement shall be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties, and immunities of the Trustee and the Beneficiaries under this Agreement shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modification and amendments, and all the terms and conditions of any such amendment shall thereby be deemed to be part of the terms and conditions of this Agreement for any and all purposes.

14.	Miscellaneous Provisions

(a) Filing Documents.  This Agreement shall be filed or recorded in such office or offices as the Trustee may determine to be necessary or desirable. A copy of this Agreement and all amendments thereof shall be maintained in the office of each Trustee and shall be available at all times during regular business hours for inspection by any Beneficiary or his duly authorized representative. The Trustee shall file or record any amendment of this Agreement in the same places where the original Agreement is filed or recorded. The Trustee shall file or record any instrument which relates to any change in the office of the Trustee in the same places where the original Agreement is filed or recorded.

(b) Intention of Parties to Establish Trust.  This Agreement is not intended to create, and shall not be interpreted as creating, a corporation, association, partnership, or joint venture of any kind for purposes of federal income taxation or for any other purpose.

(c) Beneficiaries Have No Rights or Privileges as Stockholders of the Company.  Except as expressly provided in this Agreement or under applicable law, the Beneficiaries shall have no rights or privileges attributable to their former status as Stockholders of the Company.

(d) Laws as to Construction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Trustee and the Beneficiaries consent and agree that this Agreement shall be governed by and construed in accordance with such laws.

(e) Severability.  In the event any provision of this Agreement or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(f) Notices.  Any notice or communication by the Trustee to any Beneficiary shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in the post office or letter box addressed to such Person at his address as shown in the records of the Trust. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, telecopier or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(i)  If to the Trustee:

[Insert Address]

(ii)  If to the Company:

American Skiing Company
136 Heber Avenue, #303
P.O. Box 4552
Park City, Utah 84060

(g) Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same instrument.

(h) No Obligations for Company Liabilities.

(i) The name American Skiing Company is the designation created by its Certificate of Incorporation dated October 4, 1999, as amended, to which reference is hereby made. The obligations of the Company are not personally binding upon, nor shall resort be had to the private property of, any of the directors, Stockholders, officers, employees or agents of the Company, but only the property of the Company shall be bound.

(ii) The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustee, Beneficiaries, employees or agents of the Trust, but only the Trust Assets shall be bound.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed and acknowledged by its [          ], and the same to be attested by its Secretary, and the Trustee herein has executed this Agreement, as Trustee and not as an individual, effective this           day of   , 20  .

AMERICAN SKIING COMPANY

By: _ _
Name:
Title:
Attest:

Secretary
[TRUSTEE],
As Trustee
By: _ _
Name: